                                                                     EXHIBIT 4.8


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                          SECURITIES PURCHASE AGREEMENT


                                  BY AND AMONG


                                  AVIALL, INC.


                              AVIALL SERVICES, INC.


                       J. H. WHITNEY MEZZANINE FUND, L.P.


                         WHITNEY PRIVATE DEBT FUND, L.P.


                      WHITNEY LIMITED PARTNER HOLDINGS, LLC


                       BLACKSTONE MEZZANINE PARTNERS L.P.


                       BLACKSTONE MEZZANINE HOLDINGS L.P.


                        CARLYLE HIGH YIELD PARTNERS, L.P.


                         OAK HILL SECURITIES FUND, L.P.


                        OAK HILL SECURITIES FUND II, L.P.


                             LERNER ENTERPRISES, LP


                                       AND


                           P & PK LIMITED PARTNERSHIP


                          DATED AS OF DECEMBER 17, 2001

                                   ----------

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


                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 1         DEFINITIONS                                                                                     2

1.01     DEFINITIONS                                                                                              2

1.02     ACCOUNTING TERMS: FINANCIAL STATEMENTS                                                                  13

1.03     KNOWLEDGE OF THE BORROWER                                                                               14


ARTICLE 2         PURCHASE AND SALE OF THE SECURITIES                                                            14

2.01     PURCHASE AND SALE OF THE WMF NOTE                                                                       14

2.02     PURCHASE AND SALE OF THE WHITNEY DF NOTE                                                                14

2.03     PURCHASE AND SALE OF THE WHITNEY LLC NOTE                                                               14

2.04     PURCHASE AND SALE OF THE BLACKSTONE PARTNERS NOTE                                                       14

2.05     PURCHASE AND SALE OF THE BLACKSTONE HOLDINGS NOTE                                                       14

2.06     PURCHASE AND SALE OF THE CARLYLE NOTE                                                                   14

2.07     PURCHASE AND SALE OF THE OAK HILL NOTE                                                                  15

2.08     PURCHASE AND SALE OF WMF EQUITY                                                                         15

2.09     PURCHASE AND SALE OF WHITNEY DF EQUITY                                                                  15

2.10     PURCHASE AND SALE OF WHITNEY LLC EQUITY                                                                 15

2.11     PURCHASE AND SALE OF BLACKSTONE HOLDINGS EQUITY                                                         15

2.12     PURCHASE AND SALE OF BLACKSTONE PARTNERS EQUITY                                                         15

2.13     PURCHASE AND SALE OF CARLYLE EQUITY                                                                     15

2.14     PURCHASE AND SALE OF OAK HILL EQUITY                                                                    15

2.15     FEES AT CLOSING                                                                                         15

2.16     CLOSING                                                                                                 15

2.17     EQUITY CLOSING                                                                                          16

ARTICLE 3         CONDITIONS TO THE RESPECTIVE                                                                   16

3.01     REPRESENTATIONS AND WARRANTIES                                                                          16

3.02     COMPLIANCE WITH THIS AGREEMENT                                                                          16

3.03     SECRETARY'S CERTIFICATES FOR BORROWER                                                                   16

3.04     SECRETARY'S CERTIFICATES FOR HOLDINGS                                                                   17

3.05     DOCUMENTS                                                                                               17

3.06     PURCHASE OF SECURITIES PERMITTED BY APPLICABLE LAWS                                                     17

3.07     OPINION OF COUNSEL                                                                                      17

3.08     APPROVAL OF COUNSEL TO THE PURCHASERS                                                                   17

3.09     CONSENTS AND APPROVALS                                                                                  17

3.10     REGISTRATION RIGHTS AGREEMENT                                                                           18

3.11     NO JUDGMENT OR ORDER                                                                                    18

3.12     AS ADJUSTED BALANCE SHEET                                                                               18

3.13     GOOD STANDING CERTIFICATES                                                                              18

3.14     NO LITIGATION                                                                                           18

3.15     FEES, ETC.                                                                                              18

3.16     FINANCINGS, ETC.                                                                                        18

3.17     GUARANTY.                                                                                               19

3.18     ADVERSE CHANGE, ETC.                                                                                    19

3.19     SOLVENCY CERTIFICATE; INSURANCE                                                                         19

3.20     CONSENTS PRIOR TO OR CONTEMPORANEOUS WITH THE CLOSING DATE                                              19

ARTICLE 4         CONDITIONS TO THE OBLIGATIONS                                                                  19

4.01     REPRESENTATIONS AND WARRANTIES                                                                          20

4.02     COMPLIANCE WITH THIS AGREEMENT                                                                          20

4.03     CLOSING OF TRANSACTIONS AND ROLLS ROYCE DISTRIBUTION SERVICES AGREEMENT                                 20

4.04     SALE OF NOTES PERMITTED BY APPLICABLE LAWS                                                              20

4.05     NO LITIGATION                                                                                           20

4.06     NO MATERIAL JUDGMENT OR ORDER                                                                           20


ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE BORROWER                                    21

5.01     CORPORATE EXISTENCE AND POWER                                                                           21

5.02     CORPORATE AUTHORIZATION; NO CONTRAVENTION                                                               21

5.03     GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS                                                        21

5.04     BINDING EFFECT.                                                                                         22

5.05     NO LEGAL BAR                                                                                            22

5.06     LITIGATION.                                                                                             22

5.07     COMPLIANCE WITH LAWS                                                                                    22

5.08     NO DEFAULT OR BREACH                                                                                    22

5.09     TITLE TO PROPERTIES                                                                                     23

5.10     USE OF REAL PROPERTY                                                                                    23

5.11     TAXES                                                                                                   24

5.12     SEC REPORTS; FINANCIAL CONDITION                                                                        25

5.13     [INTENTIONALLY OMITTED]                                                                                 26

5.14     DISCLOSURE                                                                                              27

5.15     ABSENCE OF CERTAIN CHANGES OR EVENTS                                                                    27

5.16     ENVIRONMENTAL MATTERS                                                                                   27

5.17     INVESTMENT BORROWER/GOVERNMENT REGULATIONS                                                              28

5.18     SUBSIDIARIES                                                                                            28

5.19     CAPITALIZATION                                                                                          29

5.20     PRIVATE OFFERING                                                                                        30

5.21     BROKER'S, FINDER'S OR SIMILAR FEES                                                                      30

5.22     LABOR RELATIONS                                                                                         30

5.23     EMPLOYEE BENEFIT PLANS                                                                                  30

5.24     PATENTS, TRADEMARKS, ETC                                                                                32

5.25     POTENTIAL CONFLICTS OF INTEREST                                                                         32

5.26     TRADE RELATIONS                                                                                         33

5.27     FINANCIAL POSITION                                                                                      33

5.28     MATERIAL CONTRACTS                                                                                      33

5.29     INSURANCE                                                                                               34

5.30     PRODUCTS LIABILITY                                                                                      34

5.31     SOLVENCY                                                                                                34

5.32     LOCATION OF ASSETS                                                                                      34

5.33     CHANGE OF CONTROL PAYMENTS                                                                              34

5.34     FOREIGN ASSETS CONTROL REGULATIONS, ETC                                                                 34

5.35     MARGIN REQUIREMENTS                                                                                     34

5.36     GOVERNMENT CONTRACTS                                                                                    35


ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS                                               35

6.01     AUTHORIZATION; NO CONTRAVENTION                                                                         35

6.02     BINDING EFFECT                                                                                          35

6.03     NO LEGAL BAR                                                                                            36

6.04     PURCHASE FOR OWN ACCOUNT                                                                                36

6.05     BROKER'S, FINDER'S OR SIMILAR FEES                                                                      36

6.06     GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENT                                                         36

6.07     EXISTENCE AND POWER                                                                                     36

6.08     LITIGATION                                                                                              36

ARTICLE 7         INDEMNIFICATION                                                                                37

7.01     INDEMNIFICATION                                                                                         37

7.02     PROCEDURE; NOTIFICATION                                                                                 38

7.03     REGISTRATION RIGHTS AGREEMENT                                                                           38


ARTICLE 8         AFFIRMATIVE COVENANTS                                                                          38

8.01     FINANCIAL STATEMENTS AND OTHER INFORMATION                                                              38

8.02     PRESERVATION OF CORPORATE EXISTENCE                                                                     41

8.03     PAYMENT OF OBLIGATIONS                                                                                  41

8.04     COMPLIANCE WITH LAWS                                                                                    41

8.05     RESERVATION OF SHARES                                                                                   41

8.06     INSPECTION                                                                                              42

8.07     PAYMENT OF NOTES                                                                                        42

8.08     INSURANCE                                                                                               42

8.09     BOOKS AND RECORDS                                                                                       42

8.10     USE OF PROCEEDS                                                                                         42

8.11     BOARD OBSERVATION RIGHTS                                                                                42


ARTICLE 9         MAINTENANCE AND NEGATIVE COVENANTS                                                             43

9.01     MAXIMUM LEVERAGE RATIO                                                                                  43

9.02     MINIMUM INTEREST COVERAGE RATIO                                                                         43

9.03     MINIMUM EBITDA                                                                                          44

9.04     MAINTENANCE OF TANGIBLE NET WORTH                                                                       44

9.05     CAPITAL EXPENDITURES                                                                                    44

9.06     INDEBTEDNESS                                                                                            45

9.07     LIMITATION ON LIENS                                                                                     46

9.08     SALE OF ASSETS                                                                                          47

9.09     RESTRICTED PAYMENTS                                                                                     48

9.10     RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS                                                                48

9.11     MARGIN REGULATIONS                                                                                      48

9.12     SALE/LEASEBACKS                                                                                         49

9.13     CHANGE IN NATURE OF BUSINESS                                                                            49

9.14     RESTRICTION ON FUNDAMENTAL CHANGES                                                                      49

9.15     PERMITTED DISTRIBUTION AGREEMENTS                                                                       49

9.16     INVESTMENTS                                                                                             49

9.17     TRANSACTIONS WITH AFFILIATES                                                                            50

9.18     COMPLIANCE WITH ERISA                                                                                   51


ARTICLE 10        PREPAYMENT                                                                                     51

10.01       OPTIONAL PREPAYMENT                                                                                  51

10.02       MANDATORY PREPAYMENT                                                                                 51


ARTICLE 11        MISCELLANEOUS                                                                                  51

11.01       SURVIVAL OF REPRESENTATIONS AND WARRANTIES                                                           51

11.02       TERMINATION                                                                                          51

11.03       NOTICES                                                                                              52

11.04       SUCCESSORS AND ASSIGNS                                                                               54

11.05       AMENDMENT AND WAIVER                                                                                 55

11.06       SIGNATURES; COUNTERPARTS                                                                             55

11.07       HEADINGS                                                                                             55

11.08       GOVERNING LAW                                                                                        56

11.09       DETERMINATIONS, REQUEST OR CONSENTS                                                                  56

11.10       JURISDICTION, JURY TRIAL WAIVER, ETC                                                                 56

11.11       SEVERABILITY                                                                                         56

11.12       RULES OF CONSTRUCTION                                                                                57

11.13       ENTIRE AGREEMENT                                                                                     57

11.14       CERTAIN EXPENSES                                                                                     57

11.15       PUBLICITY                                                                                            57

11.16       FURTHER ASSURANCES                                                                                   57

11.17       OBLIGATIONS OF THE PURCHASERS                                                                        57

11.18       NO STRICT CONSTRUCTION                                                                               58

11.19       PAYMENT FOR CONSENT                                                                                  58

11.20       CONFIDENTIALITY                                                                                      58

11.21       PRIOR NOTIFICATION                                                                                   59

                          SECURITIES PURCHASE AGREEMENT


                  AGREEMENT, dated as of December 17, 2001, by and among Aviall Services, Inc. (the "BORROWER"), a Delaware corporation, Aviall, Inc. ("HOLDINGS"), a Delaware corporation, J. H. Whitney Mezzanine Fund, L.P. ("WMF"), a Delaware limited partnership, Whitney Private Debt Fund, L.P. ("WHITNEY DF"), a Delaware limited partnership, Whitney Limited Partner Holdings, LLC ("WHITNEY LLC" and together with WMF and Whitney DF, the "WHITNEY FUNDS"), a Delaware limited partnership, Blackstone Mezzanine Partners L.P. ("BLACKSTONE PARTNERS"), a Delaware limited partnership, Blackstone Mezzanine Holdings L.P. ("BLACKSTONE HOLDINGS" and together with Blackstone Partners, "BLACKSTONE"), a Delaware limited partnership, Carlyle High Yield Partners, L.P., a Delaware limited partnership ("CARLYLE") and Oak Hill Securities Fund, L.P., Oak Hill Securities Fund II, L.P., Lerner Enterprises, LP and P&PK Limited Partnership, each a Delaware limited partnership (collectively, "OAK HILL"). The Whitney Funds, Blackstone, Carlyle and Oak Hill are sometimes referred to herein individually, as a "Purchaser" and collectively, as the "PURCHASERS."


                                   WITNESSETH:


                  WHEREAS, (i) the Borrower wishes to sell to WMF, and WMF wishes to purchase from the Borrower a six year senior promissory note (the "WMF NOTE"), in the principal amount set forth on Schedule 2.15, and (ii) Holdings wishes to sell to WMF, and WMF wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 ("THE WMF EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, (i) the Borrower wishes to sell to Whitney DF and Whitney DF wishes to purchase from the Borrower a six year senior promissory note (the "WHITNEY DF NOTE"), in the principal amount set forth on Schedule 2.15, and (ii) Holdings wishes to sell to Whitney DF, and Whitney DF wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 (the "WHITNEY DF EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, (i) the Borrower wishes to sell to Whitney LLC and Whitney LLC wishes to purchase from the Borrower a six year senior promissory note (the "WHITNEY LLC NOTE"), in the principal amount set forth on Schedule 2.15, and (ii) Holdings wishes to sell to Whitney LLC, and Whitney LLC wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 (the "WHITNEY LLC EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, (i) the Borrower wishes to sell to Blackstone Partners, and Blackstone Partners wishes to purchase from the Borrower a six year senior promissory note (the "BLACKSTONE PARTNERS NOTE"), in the principal amount set forth on Schedule 2.15, and (ii) Holdings wishes to sell to Blackstone Partners, and Blackstone Partners wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 (the "BLACKSTONE PARTNERS EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, (i) the Borrower wishes to sell to Blackstone Holdings, and Blackstone Holdings wishes to purchase from the Borrower a six year senior promissory note (the "BLACKSTONE HOLDINGS NOTE"), in the principal amount set forth on Schedule 2.15, and (ii) Holdings wishes to sell to Blackstone Holdings, and Blackstone Holdings wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 (the "BLACKSTONE HOLDINGS EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, (i) the Borrower wishes to sell to Carlyle, and Carlyle wishes to purchase from the Borrower a six year senior promissory note (the "CARLYLE NOTE"), in the principal amount set forth on Schedule 2.15, and
(ii) Holdings wishes to sell to Carlyle, and Carlyle wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 (the "CARLYLE EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, (i) the Borrower wishes to sell to Oak Hill, and Oak Hill wishes to purchase from the Borrower those six year senior promissory notes (collectively, the "OAK HILL NOTE"), in the principal amounts set forth on
Schedule 2.15, and (ii) Holdings wishes to sell to Oak Hill, and Oak Hill wishes to purchase from Holdings the shares of Common Stock set forth on Schedule 2.15 (the "OAK HILL EQUITY"), in each case upon the terms and subject to the conditions hereinafter set forth; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS


         1.01 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "AFFILIATE" means with respect to any Person, any other Person
(a) directly or indirectly controlling, controlled by, or under common control with such Person, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in such Person, or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "AFFILIATED GROUP" shall have the meaning set forth in Section 1504(a) of the Code.

                  "AGREEMENT" means this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "AS ADJUSTED BALANCE SHEET" means the as adjusted consolidated balance sheet of Holdings and its Subsidiaries, delivered pursuant to Section 3.12.

                  "ASSET SALE" has the meaning specified in Section 9.08 hereof.

                  "AUSTRALIAN FACILITY" means the credit facility to be entered into between Aviall Australian Pty Ltd and a lender selected by Borrower as amended, amended and restated, extended, supplemented, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation by increasing the amount of available borrowings thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or documents and whether by the same or any other agent, lender or group of lenders.

                  "AVAILABILITY AMOUNT" shall have the meaning set forth in
Section 3.16(b) hereof.

                  "BLACKSTONE" shall have the meaning set forth in the first clause hereof.

                  "BLACKSTONE HOLDINGS EQUITY" shall have the meaning set forth in the fifth Whereas clause hereof.

                  "BLACKSTONE HOLDINGS NOTE" means the senior promissory note referred to in the fifth Whereas clause hereof, which note shall be substantially in the form attached hereto as Exhibit A.

                  "BLACKSTONE PARTNERS EQUITY" shall have the meaning set forth in the fourth Whereas clause hereof.

                  "BLACKSTONE PARTNERS NOTE" means the senior promissory note referred to in the fourth Whereas clause hereof, which note shall be substantially in the form attached hereto as Exhibit A.

                  "BRIDGE PREFERRED STOCK" means the Series B preferred stock of Holdings having the terms and conditions set forth in the relevant Certificate of Designation.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                  "BY-LAWS" means, unless the context in which such term is used otherwise requires, the By-laws of Holdings or any of its Subsidiaries as in effect on the Closing Date.

                  "CANADIAN FACILITY" means the revolving credit facility of Aviall (Canada) Ltd. as amended, amended and restated, extended, supplemented, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation by increasing the amount of available borrowings thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or documents and whether by the same or any other agent, lender or group of lenders.

                  "CAPITAL EXPENDITURES" means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction.

                  "CAPITAL LEASE" means, with respect to any Person, any lease (or other arrangement conveying the right to use) of property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

                  "CAPITAL LEASE OBLIGATIONS" means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

                  "CARLYLE" shall have the meaning set forth in the first clause hereof.

                  "CARLYLE EQUITY" shall have the meaning set forth in the sixth Whereas clause hereof.

                  "CARLYLE NOTE" means the senior promissory note referred to in the sixth Whereas clause hereof, which note shall be substantially in the form attached hereto as Exhibit A.

                  "CARLYLE PARTNERS" means Carlyle Partners III, L.P.

                  "CASH" means the currency of the United States of America.

                  "CERCLA" has the meaning set forth in the definition of "Environmental Laws" below.

                  "CERTIFICATES OF DESIGNATION" means the Certificates of Designation to the Certificate of Incorporation which set forth the terms, limitations and relative rights and preferences of the Bridge Preferred Stock, Mezzanine Preferred Stock, and the Permanent Preferred Stock, substantially in the forms attached hereto as Exhibit B, C and D.

                  "CERTIFICATE OF INCORPORATION" means, unless the context in which it is used shall otherwise require, the Certificate of Incorporation of Holdings or any of its Subsidiaries as in effect on the Closing Date.

                  "CLOSING" shall have the meaning assigned to that term in
Section 2.16.

                  "CLOSING DATE" shall have the meaning assigned to that term in
Section 2.16.

                  "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "COMMISSION" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "COMMON STOCK" means the shares of Common Stock, par value $.01 per share, of Holdings, or any other capital stock of Holdings into which such stock is reclassified or reconstituted.

                  "COMPLIANCE CERTIFICATE" shall have the meaning given in
Section 8.01(c).

                  "CONDITION OF THE BORROWER" means the assets, business, properties, prospects, operations or financial condition of Holdings and its Subsidiaries, taken as a whole.

                  "CONTRACTUAL OBLIGATIONS" means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise and including, for the avoidance of doubt, any listing or other agreement with or obligation to, the New York Stock Exchange) to which such Person is a party or by which it or any of such Person's property is bound.

                  "CONVERSION DATE" shall have the meaning set forth in the Notes.

                  "CUSTOMARY PERMITTED LIENS" means, with respect to any Person, any of the following Liens:

                  (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

                  (b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

                  (c) deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

                  (d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

                  (e) encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

                  (f) financing statements with respect to a lessor's rights in and to personal property leased to such Person in the ordinary course of such Person's business.

                  "DEFAULT" means any event that with the passing of time or the giving of notice or both, would become an Event of Default.

                  "DEFINED BENEFIT PLAN" means a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified and whether or not subject to ERISA or the Code.

                  "DISQUALIFIED STOCK" means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes. Securities issued pursuant to the Equity Documents (and as in existence on the Closing Date) shall not be deemed Disqualified Stock.

                  "EBITDA" shall have the meaning assigned to such term in the Senior Credit Agreement as in effect on the Closing Date.

                  "ENVIRONMENTAL LAWS" means any applicable past, present or future federal, state, territorial, provincial, regional, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, substrata surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, regional, foreign or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous, hazardous, toxic or radioactive waste, materials or substances, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of any pollutant or contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as such laws have been, or are, amended, modified or supplemented from time to time and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

                  "EQUITY CLOSING" shall have the meaning set forth in Section 2.17.

                  "EQUITY CLOSING DATE" shall have the meaning set forth in
Section 2.17.

                  "EQUITY DOCUMENTS" shall have the meaning set forth in the Senior Credit Agreement as in existence on the Closing Date.

                  "EQUITY SALE" means the issuance and sale by Holdings on or prior to the Closing Date to Carlyle Partners of Bridge Preferred Stock, which sale shall provide not less than gross proceeds of $45 million to Holdings.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

                  "ERISA AFFILIATE" means a corporation that is or was a member of a controlled group of corporations with Holdings within the meaning of
Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with Holdings within the meaning of
Section 414(c) of the Code, or a trade or business which together with Holdings is treated as a single employer under Section 414(m) or (o) of the Code.

                  "EVENT OF DEFAULT" shall have the meaning assigned to such term in the Notes.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "FAIR MARKET VALUE" shall have the meaning assigned thereto in the Senior Credit Agreement as in effect on the Closing Date.

                  "FISCAL QUARTER" means each of the three month periods ending on March 31, June 30, September 30 and December 31.

                  "FISCAL YEAR" means the twelve month period ending on December 31.

                  "EXISTING CREDIT AGREEMENT" means that certain Revolving Credit and Term Loan Agreement, dated December 23, 1999, as amended, between Holdings and Fleet National Bank, as administrative agent.

                  "FINANCIAL STATEMENTS" means the Audited Financial Statements and the Interim Financial Statements.

                  "GAAP" means generally accepted accounting principles in effect within the United States, consistently applied.

                  "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "GOVERNMENT CONTRACT" means any bid, quotation, proposal, contract, agreement, work authorization, lease, commitment or sale or purchase order of Holdings or any of its Subsidiaries with the United States Government, or any state, local or foreign government.

                  "GUARANTOR" means each of Holdings and each Subsidiary Guarantor.

                  "GUARANTY" means the Guaranty of each of Holdings and each Subsidiary Guarantor substantially in the form attached hereto as Exhibit E-1 and E-2, respectfully.

                  "HAZARDOUS MATERIALS" means any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Law, including without limitation: (i) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs), solvents and waste oil; (ii) any "hazardous substance" as defined under CERCLA or any Environmental Law; (iii) any hazardous waste defined under RCRA or any Environmental Law; and (iv) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants or hazardous, dangerous or toxic chemicals, materials, wastes, substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA), which could pose a hazard to the environment, or the health or safety of any person or impair the use or value of any portion of the Property of the Borrower.

                  "INDEBTEDNESS" of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers' acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not evidenced by a note or similar instrument and are not more than 90 days overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) (I) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value, prior to the date which is 6 months after the final maturity date of the Notes, any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, and (II) all Stock and Stock Equivalents of such Person if at such time it is Cash Pay Stock, valued in the case of such preferred Stock or Stock Equivalent, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus, accrued and unpaid dividends (i) all payments that such Person would have to make in the event of any early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person, and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. All capitalized terms used in this definition but not defined in this Agreement shall have the meaning assigned to them in the Senior Credit Agreement in effect as of the Closing Date. The determination of the amount of the Indebtedness at the relevant time of determination with respect to Holdings and its Subsidiaries shall be made on a consolidated basis in accordance with GAAP consistently applied.

                  "INTEREST COVERAGE RATIO" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to Interest Expense of such Person for such period.

                  "INTEREST EXPENSE" shall have the meaning set forth in the Senior Credit Agreement as in existence on the Closing Date.

                  "INTERIM FINANCIAL STATEMENTS" shall have the meaning assigned to that term in Section 5.12(b).

                  "LEVERAGE RATIO" means, with respect to any Person for any period, the ratio of (a) Financial Covenant Debt (as defined in the Senior Credit Agreement as in effect on the Closing Date hereof) of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the last day of such period to (b) EBITDA for such Person for such period.

                  "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

                  "MARGIN STOCK" shall have the meaning provided in Regulation
U.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
(x) the financial condition, business operations or prospects of Holdings and its Subsidiaries taken as a whole, (y) the ability of Holdings and its Subsidiaries to pay their obligations or perform their respective agreements under the Note Transaction Documents or (z) the validity or enforceability of this Agreement or any of the other Note Transaction Documents or any of the material rights or remedies of any Purchaser hereunder or under any Note Transaction Document.

                  "MATERIAL CONTRACTS" means the contracts and arrangements required to be set forth on Schedule 5.28.

                  "MATERIAL SUBSIDIARY" means, with respect to any Person, at the date of determination, any Subsidiary of such Person that, together with its Subsidiaries, (i) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of such Person or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the consolidated assets of such Person.
                  "MEZZANINE EQUITY" means the WMF Equity, Whitney DF Equity, Whitney LLC Equity, Blackstone Holdings Equity, Blackstone Partners Equity, Carlyle Equity and Oak Hill Equity.

                  "MEZZANINE PREFERRED STOCK" means the Series C preferred stock of Holdings having the terms and conditions set forth in the relevant Certificate of Designation.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

                  "NOTE TRANSACTION" means the transactions contemplated by this Agreement.

                  "NOTES" means collectively, the WMF Note, the Whitney DF Note, the Whitney LLC Note, the Blackstone Partners Note, the Blackstone Holdings Note, the Carlyle Note and the Oak Hill Note and any portions thereof assigned or transferred.

                  "NOTE TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Guarantys, the Certificate of Incorporation and the By-laws.

                  "OAK HILL" shall have the meaning set forth in the first clause hereof.

                  "OAK HILL EQUITY" shall have the meaning set forth in the seventh Whereas clause hereof.

                  "OAK HILL NOTE" means those senior promissory notes referred to in the seventh Whereas clause hereof, which notes shall be substantially in the form attached hereto as Exhibit A.

                  "PERMANENT PREFERRED STOCK" means the Series D preferred stock of Holdings having substantially the terms and conditions set forth in the Certificate of Designation relating thereto.

                  "PERMITS" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings required by any federal, state, local or foreign laws or governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations, including, without limitation, the United States Federal Aviation Authority, or any analogous foreign governmental agency.

                  "PERMITTED ACQUISITION" means the acquisition by Holdings or any of its Subsidiaries of all or substantially all of the assets or Stock of any Person or of any operating division thereof (the "TARGET"), or the merger of the Target with or into Holdings or any Subsidiary of Holdings (with Holdings, in the case of a merger with Holdings, being the surviving corporation) subject to the satisfaction of each of the following conditions:

                  (a) the Purchasers shall receive at least 10 days' prior written notice of such acquisition, which notice shall include, without limitation, a reasonably detailed description of such acquisition;

                  (b) such acquisition shall only involve assets substantially located in the United States and comprising a business, or those assets of a business of the type engaged in by the Borrower and its Subsidiaries or permitted pursuant to Section 9.13 hereof;

                  (c) such acquisition shall be consensual and shall have been approved by the Target's board of directors;

                  (d) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Holdings and Target after giving effect to such acquisition, except (i) loans made under the Senior Credit Agreement, (ii) ordinary course trade payables, accrued expenses and (iii) Indebtedness permitted under Section 9.06 hereof;

                  (e) the sum of all amounts payable in connection with such acquisition and all other Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Holdings and Target) shall not exceed $100,000,000;

                  (f) concurrently with delivery of the notice referred to in
(a) above, the Borrower shall have delivered to the Purchasers such other financial information, financial analysis, documentation or other information relating to such acquisition as the Purchasers shall reasonably request; and

                  (g) at the time of such acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

                  "PERSON" means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "PLANS" shall have the meaning assigned to that term in
Section 5.23 of this Agreement.

                  "PREFERRED STOCK" means the shares of preferred stock, par value $.01 per share, of Holdings.

                  "PURCHASERS" shall have the meaning set forth in the first paragraph of this Agreement.

                  "RCRA" has the meaning set forth in the definition of "Environmental Laws."

                  "RR AGREEMENT" means the Distribution Services Agreement between Rolls-Royce Corporation and the Borrower appointing Borrower the exclusive worldwide distributor of all parts related to the Rolls Royce T56 engine substantially in the form attached hereto as Exhibit G.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement substantially in the form attached hereto as Exhibit H.

                  "REQUIREMENTS OF LAW" means as to Holdings, Borrower and their Subsidiaries, any law (including Environmental Laws), rule, regulation, decree, determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon Holdings, Borrower and their Subsidiaries, or any of their property or assets or to which they or any of their property or assets is subject or pertaining to any or all of the Transaction.

                  "RESTRICTED PAYMENT" shall have the meaning assigned thereto in the Senior Credit Agreement as in effect on the Closing Date.

                  "SEC REPORTS" with respect to any Person means all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority since the date of such Person's initial public offering subsequent to January 1, 1999.

                  "SECURITIES" means, collectively, the Notes and the Mezzanine Equity.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

                  "SENIOR CREDIT AGREEMENT" means the Credit Agreement dated as of the date hereof among the Borrower, Holdings, the lenders and issuers party thereto from time to time, and Citicorp USA, Inc., as amended, amended and restated, extended, supplemented, refinanced or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, by increasing the amount of available borrowings thereunder or adding any Subsidiaries of Holdings as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or documents or any successor or replacement agreement or documents and whether by the same or any other agent, lender or group of lenders.

                  "SENIOR CREDIT AGREEMENT DOCUMENTS" means the Senior Credit Agreement and, after the execution and delivery thereof pursuant to the terms of the Senior Credit Agreement, each note, each security document and guarantee and, after the execution and delivery thereof, each additional note, guaranty or security document executed pursuant to the Senior Credit Agreement.

                  "SHARES" shall have the meaning assigned to that term in
Section 8.05 hereof.

                  "SOLVENT" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "STOCKHOLDER APPROVAL" means the affirmative approval of the stockholders of Holdings, in accordance with the rules of the New York Stock Exchange, Inc., to the issuance of the Mezzanine Equity and the Permanent Preferred Stock, all as contemplated pursuant to the Transaction.

                  "SUBSIDIARY" means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

                  "SUBSIDIARY GUARANTOR" means each domestic Subsidiary of the Borrower which executes a Guaranty concurrently herewith or which executes a Subsidiary Guaranty after the Closing Date.

                  "T56 FINANCIAL INFORMATION" means the historical financial information provided to Purchasers by Holdings and Borrower set forth as
Schedule 5.12(b) hereto relating to the Rolls-Royce T56 and 501D parts, modules, and all related technical publications and all 501K parts that are common with 501D or T56 engines.

                  "TANGIBLE NET WORTH" shall have the meaning assigned thereto in the Senior Credit Agreement as in effect on the Closing Date.

                  "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "TOTAL ASSETS" of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in non-wholly-owned Subsidiaries that would be reflected on a consolidated balance sheet of such person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities (as defined in the Senior Credit Agreement as of the Closing Date) issued by such Person held as treasury securities.

                  "TOTAL LIABILITIES" of any Person means, at any date, all obligations that, in conformity with GAAP, would be included in determining total liabilities as shown on the liabilities side of a consolidated balance sheet of such Person and its Subsidiaries at such date; provided, however, that, regardless of whether the same would be so shown, "Total Liabilities" of any Person shall include all Indebtedness of such Person or any of its Subsidiaries at such date (other than intercompany Indebtedness) and shall include the greater of the liquidation preference and the redemption price of any outstanding Disqualified Stock of such Person at such date.

                  "TRANSACTION" means, collectively, (i) the incurrence of Indebtedness hereunder on the Closing Date and the sale and issuance of the Mezzanine Equity by Holdings on the Equity Closing Date, (ii) the consummation of the transactions contemplated by the Senior Credit Agreement providing for a facility of $200.0 million, of which not less than the Availability Amount will be available for borrowing thereunder at the Closing Date, (iii) the Equity Sale, (iv) the repayment of all amounts outstanding under the Existing Credit Agreement, (v) the payment of no less than $70 million for the purchase of inventory pursuant to and in accordance with the RR Agreement and no more than $20 million for a licensing fee in connection therewith, and (vi) the payment of fees and expenses owing in connection with the foregoing in an amount not materially exceeding the amount set forth on the As Adjusted Balance Sheet.

                  "WMF EQUITY" shall have the meaning set forth in the first Whereas clause hereof.

                  "WMF NOTE" means the senior promissory note referred to in the first Whereas clause hereof, which note shall be substantially in the form attached hereto as Exhibit A.

                  "WHITNEY DF EQUITY" shall have the meaning set forth in the second Whereas clause hereof.

                  "WHITNEY DF NOTE" means the senior promissory note referred to in the second Whereas clause hereof, which note is substantially in the form attached hereto as Exhibit A.

                  "WHITNEY LLC EQUITY" shall have the meaning set forth in the third Whereas clause hereof.

                  "WHITNEY LLC NOTE" means the senior promissory note referred to in the third Whereas clause hereof, which note is substantially in the form attached hereto as Exhibit A.

         1.02 ACCOUNTING TERMS: FINANCIAL STATEMENTS. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Financial statements and other information furnished after the date hereof pursuant to the Agreement or the other Note Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, that no "Accounting Changes" (as defined below) shall be taken into account in determining compliance with the financial covenants, standards or terms in this Agreement. Holdings and the Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the basis for calculating financial covenant compliance (the calculation of financial covenant compliance shall not be based upon nor reflect such Accounting Changes) and the financial statements delivered (which shall reflect such Accounting Changes). "ACCOUNTING CHANGES" means: (a) changes in accounting principles required by GAAP and implemented by Holdings and its Subsidiaries; (b) changes in accounting principles recommended by Holdings' certified public accountants and implemented by Holdings; and (c) changes resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the purchase and sale of the Securities or the other transactions described in the Note Transaction Documents, or (ii) any other adjustments that, in each case, were applicable to, but not included in, the As Adjusted Balance Sheet. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

         1.03 KNOWLEDGE OF THE BORROWER. All references to the knowledge of the Borrower or Holdings or to facts known by the Borrower or Holdings shall mean actual knowledge or notice of the Persons named on Exhibit F hereto.

                                   ARTICLE 2

                       PURCHASE AND SALE OF THE SECURITIES


         2.01 PURCHASE AND SALE OF THE WMF NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from the Borrower on the Closing Date, the WMF Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.02 PURCHASE AND SALE OF THE WHITNEY DF NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to Whitney DF, and Whitney DF agrees that it will acquire from the Borrower on the Closing Date, the Whitney DF Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.03 PURCHASE AND SALE OF THE WHITNEY LLC NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to Whitney LLC, and Whitney LLC agrees that it will acquire from the Borrower on the Closing Date, the Whitney LLC Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.04 PURCHASE AND SALE OF THE BLACKSTONE PARTNERS NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to Blackstone Partners, and Blackstone Partners agrees that it will acquire from the Borrower on the Closing Date, the Blackstone Partners Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.05 PURCHASE AND SALE OF THE BLACKSTONE HOLDINGS NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to Blackstone Holdings, and Blackstone Holdings agrees that it will acquire from the Borrower on the Closing Date, the Blackstone Holdings Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.06 PURCHASE AND SALE OF THE CARLYLE NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to Carlyle, and Carlyle agrees that it will acquire from the Borrower on the Closing Date, the Carlyle Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.07 PURCHASE AND SALE OF THE OAK HILL NOTE. Subject to the terms and conditions herein set forth, the Borrower agrees that it will issue and sell to Oak Hill, and Oak Hill agrees that it will acquire from the Borrower on the Closing Date, the Oak Hill Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith.

         2.08 PURCHASE AND SALE OF WMF EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to WMF, and WMF agrees that it will acquire from Holdings on the Equity Closing Date, the WMF Equity.

         2.09 PURCHASE AND SALE OF WHITNEY DF EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to Whitney DF, and Whitney DF agrees that it will acquire from Holdings on the Equity Closing Date, the Whitney DF Equity.

         2.10 PURCHASE AND SALE OF WHITNEY LLC EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to Whitney LLC, and Whitney LLC agrees that it will acquire from Holdings on the Equity Closing Date, the Whitney LLC Equity.

         2.11 PURCHASE AND SALE OF BLACKSTONE HOLDINGS EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to Blackstone Holdings, and Blackstone Holdings agrees that it will acquire from Holdings on the Equity Closing Date, the Blackstone Holdings Equity.

         2.12 PURCHASE AND SALE OF BLACKSTONE PARTNERS EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to Blackstone Partners, and Blackstone Partners agrees that it will acquire from Holdings on the Equity Closing Date, the Blackstone Partners Equity.

         2.13 PURCHASE AND SALE OF CARLYLE EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to Carlyle, and Carlyle agrees that it will acquire from Holdings on the Equity Closing Date, the Carlyle Equity.

         2.14 PURCHASE AND SALE OF OAK HILL EQUITY. Subject to the terms and conditions herein set forth, Holdings agrees that it will issue and sell to Oak Hill, and Oak Hill agrees that it will acquire from Holdings on the Equity Closing Date, the Oak Hill Equity.

         2.15 FEES AT CLOSING. Concurrently with the execution hereof, the Borrower shall (a) pay to each Purchaser the placement fee set forth on Schedule
2.15 and (b) reimburse all of the Purchasers' reasonable out-of-pocket expenses (including, without limitation, fees, charges and disbursements of counsel and consultants) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the Note Transaction Documents and the Purchasers' due diligence investigation and (ii) the transactions contemplated by this Agreement and the Note Transaction Documents, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchasers.

         2.16 CLOSING. The purchase and issuance of the Notes shall take place at the closing (the "CLOSING") to be held at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York,

New York 10153-0119, on the 21st of December, 2001 (the "CLOSING DATE"). At the Closing, the Borrower shall deliver the Notes to the Purchasers against delivery by the Purchasers to the Borrower of the purchase prices therefor and for the Mezzanine Equity.

         2.17 EQUITY CLOSING. The purchase and sale of the Mezzanine Equity shall take place at a closing (the "EQUITY CLOSING") to be held on the Conversion Date at such place and time as agreed between the parties hereto (the "EQUITY CLOSING DATE"). The Equity Closing with respect to the issuance of the Mezzanine Equity to any Purchaser will not occur unless and until the occurrence of the Conversion Date with respect to the Note issued to such Purchaser. At the Equity Closing with respect to any Purchaser, Holdings shall deliver stock certificates representing the Mezzanine Equity to such Purchaser in the amount as set forth on Schedule 2.15 with respect to such Purchaser (with appropriate legends thereon).

                                   ARTICLE 3

                          CONDITIONS TO THE RESPECTIVE
                          OBLIGATIONS OF THE PURCHASERS
                           TO PURCHASE THE SECURITIES


                  The obligation of each Purchaser to purchase its respective Notes and Mezzanine Equity and to pay the purchase prices therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, such Purchaser of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Borrower or Holdings. None of the Purchasers shall be obligated to purchase any Note unless the purchase and sale of all the Notes occurs simultaneously.

         3.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Borrower and Holdings contained in Article 5 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date, and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Borrower.

         3.02 COMPLIANCE WITH THIS AGREEMENT. The Borrower and Holdings shall have performed and complied in all material respects with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by them on or before the Closing Date, and the Purchasers shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Borrower.

         3.03 SECRETARY'S CERTIFICATES FOR BORROWER. The Purchasers shall have received certificates from the Borrower, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying (x) that the attached copies of the Certificate of Incorporation and By-laws of the Borrower, and resolutions of the Board of Directors of the Borrower approving the Note Transaction Documents to which it is a party and the Note Transaction are all true, complete and correct and remain unamended and in full force and effect, and (y) the incumbency and specimen signature of each officer of the Borrower executing any Note Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of the Borrower.

         3.04 SECRETARY'S CERTIFICATES FOR HOLDINGS. The Purchasers shall have received certificates from Holdings, dated the Closing Date and signed by the Secretary or an Assistant Secretary of Holdings, certifying (x) that the attached copies of the Certificate of Incorporation and By-laws of Holdings, and resolutions of the Board of Directors of Holdings approving the Note Transaction Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (y) the incumbency and specimen signature of each officer of Holdings executing any Note Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of Holdings.

         3.05 DOCUMENTS. The Purchasers shall have received true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as they may reasonably request in connection with or relating to the Note Transaction, all in form and substance reasonably satisfactory to the Purchasers.

         3.06 PURCHASE OF SECURITIES PERMITTED BY APPLICABLE LAWS. Except as set forth on Schedule 3.06, the acquisition of and payment for the Securities to be acquired by the Purchasers hereunder and the consummation of the Note Transaction (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchasers to any onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which any Purchaser or the Note Transaction or the Note Transaction Documents are subject; and the Purchasers shall have received such certificates or other evidence as they may reasonably request to establish compliance with this condition.

         3.07 OPINION OF COUNSEL. The Purchasers shall have received an opinion of Haynes and Boone LLP, outside counsel to Holdings and its Subsidiaries, dated as of the Closing Date, relating to the Note Transaction and such other matters, in form and substance reasonably acceptable to the Purchasers.

         3.08 APPROVAL OF COUNSEL TO THE PURCHASERS. All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by Holdings and each of its Subsidiaries hereunder or in connection with the consummation of the Note Transaction shall be in form and substance reasonably acceptable to Chadbourne & Parke LLP, counsel to the Purchasers, in its reasonable judgment (including, without limitation, the opinion of counsel referred to in Section
3.07 hereof).

         3.09 CONSENTS AND APPROVALS. Except as set forth on Schedule 3.09, all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of Holdings and each of its Subsidiaries necessary or required in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Notes and the issuance of the Mezzanine Equity), by Holdings and each of its Subsidiaries, or enforcement against Holdings and each of its Subsidiaries, of the Note Transaction Documents to which it is a party shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

         3.10 REGISTRATION RIGHTS AGREEMENT. Holdings shall have duly executed and delivered to the Purchaser the Registration Rights Agreement.

         3.11 NO JUDGMENT OR ORDER. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchasers, would prohibit the purchase of the Securities hereunder or subject the Purchasers to any onerous condition under or pursuant to any Requirement of Law if the Securities were to be purchased hereunder.

         3.12 AS ADJUSTED BALANCE SHEET. The Purchasers shall have received an As Adjusted consolidated balance sheet of Holdings and its Subsidiaries, which shall be certified by the principal accounting officer and principal finance officer of Holdings, to the effect that it fairly presents the consolidated preliminary balance sheet of Holdings and its Subsidiaries as of November 30, 2001 and as adjusted to reflect the consummation of the Transaction, including all material fees and expenses in connection therewith.

         3.13 GOOD STANDING CERTIFICATES. The Purchasers shall have received as of the Closing Date, good standing certificates for Holdings and each of its domestic Subsidiaries for each of their respective jurisdictions of incorporation and all other jurisdictions where they do business.

         3.14 NO LITIGATION. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced or threatened and no action, suit or proceeding by any Governmental Authority shall have been commenced or threatened against any Purchaser, Holdings or any Subsidiary of Holdings (i) seeking to restrain, prevent or change the Transaction or questioning the validity or legality of any of part of the Transaction, or (ii) which would, if resolved adversely to such Purchaser, Holdings or Subsidiary, have, individually or in the aggregate, a Material Adverse Effect.

         3.15 FEES, ETC. On the Closing Date, the Borrower shall have paid to the Purchasers all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to the Purchasers to the extent then due and invoiced.

         3.16 FINANCINGS, ETC. (a) On or prior to the Closing Date, (x) Holdings shall have received gross cash proceeds of at least $45,000,000 in consideration for the issuance of Bridge Preferred Stock having an aggregate liquidation preference equal to such gross proceeds and (y) Holdings shall have utilized the full amount of such cash contribution to make payments owing in connection with the Transaction.

                  (b) On or prior to the Closing Date, (i) the Borrower shall have consummated the transactions contemplated by the Senior Credit Agreement providing for a revolving credit facility of $200 million, and there shall be not less than $32 million of: (x) undrawn availability under the BorrOwing Base defined in the Senior Credit Agreement plus (y) available cash (the "AVAILABILITY AMOUNT") and (ii) the Borrower shall have utilized an amount not in excess of $17 million of net cash proceeds from borrowings under the Senior Credit Agreement to pay fees and expenses owing in connection with the Transaction.

                  (c) The Equity Sale and the issuance of Indebtedness under the Senior Credit Agreement shall have been consummated, in each case in all material respects in accordance with the terms and conditions of the applicable documentation therefor substantially in the form provided to Purchaser as of the date hereof and all Requirements of Law.

         3.17 GUARANTY. Holdings and each Subsidiary Guarantor existing on the Closing Date shall have guaranteed the obligations of Holdings and its Subsidiaries under the Note Transaction Documents and duly authorized, executed and delivered a Guaranty.

         3.18 ADVERSE CHANGE, ETC.

                  (a) On the Closing Date and except as set forth on Schedule
5.15 hereof, there shall not have occurred or been threatened since September 30, 2001 any change (or a series of changes) that the Purchasers shall determine, has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

                  (b) On or prior to the Closing Date, all necessary material governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which would cause a Material Adverse Effect.

         3.19 SOLVENCY CERTIFICATE; INSURANCE. On or before the Closing Date, the Borrower shall cause to be delivered to the Purchasers (i) a solvency certificate from the principal accounting officer and principal finance officer of Holdings, which shall be addressed to the Purchasers and dated the Closing Date, setting forth the conclusion that, on a going concern basis and after giving effect to the Transaction and the incurrence of all the financings contemplated thereby, and the Equity Sale and the right of contribution under the Subsidiary Guarantees, Borrower and its Subsidiaries taken as a whole are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) copies of certificates of insurance complying with the requirements of Section 8.08 for the business and properties of Holdings and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Purchasers, and stating that such insurance shall not be cancelled or revised without 30 days prior written notice by the insurer to the Purchasers.

         3.20 CONSENTS PRIOR TO OR CONTEMPORANEOUS WITH THE CLOSING DATE. Holdings shall have amended or obtained the respective consents or waivers under the various agreements and plans to the extent specified on Schedule 5.02 hereof.

                                   ARTICLE 4

                          CONDITIONS TO THE OBLIGATIONS
          OF HOLDINGS AND THE BORROWER TO ISSUE AND SELL THE SECURITIES


                  (A) The obligations of Borrower to issue and sell the Notes and to perform its other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waived by, the Borrower of the following conditions on or before the Closing Date:

         4.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

         4.02 COMPLIANCE WITH THIS AGREEMENT. The Purchasers shall have performed and complied in all material respects with all of their respective agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

         4.03 CLOSING OF TRANSACTIONS AND ROLLS ROYCE DISTRIBUTION SERVICES AGREEMENT. At the Closing, Holdings, Borrower and Subsidiaries, as applicable, will (i) enter (or have entered) into the RR Agreement; (ii) consummate the transactions contemplated by the Senior Credit Agreement; and (iii) consummate the Equity Sale. Prior to Closing, Holdings and Borrower hereby covenant and agree to use their commercially reasonable best efforts to consummate the foregoing.

         4.04 SALE OF NOTES PERMITTED BY APPLICABLE LAWS. The acquisition of and payment for the Notes to be acquired by each Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Note Transaction Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject Holdings or Borrower to any onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which Holdings, Borrower or the transactions contemplated by or referred to herein or in the Note Transaction Documents are subject.

         4.05 NO LITIGATION. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Government Authority shall have been threatened against the Purchasers, Holdings, the Borrower, or any Subsidiary (i) seeking to restrain, prevent or change the Note Transaction or questioning the validity or legality of any of such Note Transaction, or (ii) which would, if resolved adversely to the Purchasers, Holdings, the Borrower or any Subsidiary, severally or in the aggregate, have individually or in the aggregate a Material Adverse Effect.

         4.06 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Borrower, would prohibit the sale of the Securities hereunder or subject Holdings, the Borrower or any Subsidiary to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Securities were to be sold hereunder.

                  (B) The obligations of Holdings to issue and sell the Mezzanine Equity shall be subject to the receipt of the Stockholder Approval and verification that Purchasers' representations set forth in Section 6.04 hereof are true and correct on the Closing Date as they relate to the sale of the Mezzanine Equity.

                                   ARTICLE 5

          REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE BORROWER


                  Holdings and the Borrower, jointly and severally, hereby represent and warrant to the Purchasers as follows:

         5.01 CORPORATE EXISTENCE AND POWER. Each of Holdings, the Borrower and their respective Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged; (c) is, duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a Material Adverse Effect on the Condition of the Borrower; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each Note Transaction Document to which it is or will be a party and, with respect to Borrower, to borrow hereunder. Schedule 5.01 contains a true, complete and correct list of Holdings and each of its Subsidiaries, their respective jurisdictions of incorporation or organization. Holdings and each of its Subsidiaries are qualified to do business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business would require it to be qualified to do business as a foreign entity, except when the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect.

         5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each of Holdings, the Borrower and their respective Subsidiaries of the Transaction Documents to which it is or will be a party and the consummation of the Note Transaction including, without limitation, the issuance of the Securities: (a) has been duly authorized by all necessary corporate, and if required, stockholder action; (b) do not and will not contravene the terms of the Certificate of Incorporation or By-Laws of Holdings or any Subsidiary of Holdings, or any amendment thereof or any Requirement of Law applicable to such Person or such Person's assets, business or properties which would, with respect to any such Requirement of Law, have, individually or in the aggregate, a Material Adverse Effect; (c) except as set forth on Schedule 5.02, do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any Contractual Obligation of Holdings or any of its Subsidiaries, the existence of which in the case of (i), (ii) or (iii) would have, individually or in the aggregate, a Material Adverse Effect; and (d) except as set forth in Schedule 5.02, do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of Holdings or any of its Subsidiaries, which would result in, individually or in the aggregate, a Material Adverse Effect.

         5.03 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth in Schedule 5.03, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (including the New York Stock Exchange or the stockholders of Holdings) in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by Holdings or any of its Subsidiaries of the Note Transaction Documents to which they are a party

(including, without limitation, the payment of interest on the Notes and the issuance of the Mezzanine Equity) or for the consummation by Holdings or its Subsidiaries of the Note Transaction.

         5.04 BINDING EFFECT. This Agreement has been, and each of the Note Transaction Documents to which Holdings or its Subsidiaries will be a party to will be, duly executed and delivered by such Person, and this Agreement constitutes, and such Note Transaction Documents will constitute, the legal, valid and binding obligation of each such Person enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         5.05 NO LEGAL BAR. Neither the execution, delivery and performance of the Note Transaction Documents to which they are a party nor the issuance of or performance of the terms of the Securities will violate in any Requirement of Law, except where such violation would not have, individually or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has previously entered into any agreement which is currently in effect or to which Holdings or any of its Subsidiaries is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by Holdings and its Subsidiaries in the Note Transaction Documents.

         5.06 LITIGATION. Except as set forth on Schedule 5.06 or in the SEC Filings, there are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting Holdings or any of its Subsidiaries except for such actions, suits, proceedings, claims or disputes as would not, individually or in the aggregate, have a Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Transaction Documents.

         5.07 COMPLIANCE WITH LAWS. Except as set forth on Schedule 5.07, (i) Holdings and its Subsidiaries are, and at all times since January 1, 2000 have been, in material compliance with all Requirements of Law except where, individually or in the aggregate, non-compliance would not result in a Material Adverse Effect; (ii) each of Holdings and its Subsidiaries has obtained and holds all material Permits necessary for the lawful conduct of its businesses or the lawful ownership, use and operation of its assets; (iii) neither Holdings nor any of its Subsidiaries has received any written notice of any material violation of any Requirements of Law which has not been dismissed or otherwise disposed of, or that Holdings or any Subsidiary has not so complied with; (iv) neither Holdings nor any of its Subsidiaries is charged or, to the knowledge of Holdings or Borrower threatened with, or, to the knowledge of Holdings or Borrower, under investigation with respect to, any material violation of any Requirements of Law relating to any aspect of the business of Holdings or and Subsidiary; and (v) neither Holdings nor any of its Subsidiaries has, since January 1, 2000, conducted any material internal investigation concerning any actual or alleged material violation of any Requirement of Law on the part of Holdings, any of its Subsidiaries or any of their respective officers or directors.

         5.08 NO DEFAULT OR BREACH. No event has occurred and is continuing or would result from the incurring of obligations by Holdings and its Subsidiaries under the Note Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to any

Contractual Obligation which default, individually or in the aggregate, would result in a Material Adverse Effect.

         5.09 TITLE TO PROPERTIES.

                  (a) Neither Holdings nor any of its Subsidiaries owns any real property. Holdings and its Subsidiaries have good title to all material assets reflected on the As Adjusted Balance Sheet or used in connection with their respective businesses, in each case, free and clear of all Liens, except Customary Permitted Liens and for those Liens that would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Schedule 5.09 contains a list of all material real property leases reflected on the As Adjusted Balance Sheet or used in connection with the respective businesses of Holdings and each of its Subsidiaries. Holdings and/or its Subsidiaries hold all of the right, title and interest of the tenant under the leases reflected on the As Adjusted Balance Sheet or used in connection with their respective businesses free and clear of all Liens, except as provided on Schedule 5.09(b) and except where the failure to hold all right title and interest of the tenant under the lease would not have individually or in the aggregate Material Adverse Effect.

         5.10 USE OF REAL PROPERTY. Except as set forth on Schedule 5.10, the owned and leased real properties reflected on the As Adjusted Balance Sheet or used in connection with the respective businesses of Holdings and its Subsidiaries, are used and operated in compliance and conformity with all Contractual Obligations and Requirements of Law, except to the extent that the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; neither Holdings nor any of its Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirements of Law relating to the operations of either Holdings or any of its Subsidiaries which would have, individually or in the aggregate, a Material Adverse Effect; and there is no such violation that would have a Material Adverse Effect. Except as set forth on Schedule 5.10, all structures, improvements and other buildings that are owned or covered by leases reflected on the As Adjusted Balance Sheet or used in connection with the business of Holdings and its Subsidiaries, comply in all respects with all applicable Requirements of Law or Permits and have a valid and subsisting certificate of occupancy for their present use, except to the extent the failure to so comply or have such certificate of occupancy would not have, individually or in the aggregate, a Material Adverse Effect. Neither Holdings nor any Subsidiary thereof has received any written notice from any Governmental Authority which is still outstanding of any failure to obtain any material Permit, with respect to such real property, or any intended revocation, modification or cancellation of same, and no Requirements of Law presently in effect or condition precludes or restricts continuation of the present use of such properties, except as would not have, individually or in the aggregate, a Material Adverse Effect. Each lease relating to leased real property reflected on the As Adjusted Balance Sheet or used in connection with the business of Holdings or any of its Subsidiaries is in full force and effect and each such Person enjoys peaceful and undisturbed possession thereunder, except as would not have, individually or in the aggregate, a Material Adverse Effect. There is no material default on the part of Holdings or any of its Subsidiaries or event or condition which (with notice or lapse of time, or both) would constitute a material default on the part of Holdings or any of its Subsidiaries under any such lease. There are no material service contracts, maintenance contracts, union contracts, concession agreements, licenses, agency agreements or any other material Contractual Obligations affecting the real property or the leased property reflected on the As Adjusted Balance Sheet or used in connection with the business of Holdings and its Subsidiaries, or the operation thereof, other than those listed on Schedule 5.10. There are no pending or, to the knowledge of Holdings or Borrower, threatened condemnation or eminent domain proceedings that would affect any part of the real property or the leased property reflected on the As Adjusted Balance Sheet or used in connection with the business of Holdings and its Subsidiaries, except as would not have, individually or in the aggregate, a Material Adverse Effect. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or Borrowers, threatened against the real property or the leased property on the As Adjusted Balance Sheet or used in connection with the business of Holdings and its Subsidiaries, at law or in equity, before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which would in any way affect title to such real property or the leased property, except as would not have, individually or in the aggregate, a Material Adverse Effect.

         5.11 TAXES.

                  (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Holdings and its Subsidiaries (or, to the knowledge of Holdings and Borrower, any predecessor corporation of any of them), or any consolidated, combined, affiliated entity or group of which Holdings or any Subsidiary is (or, to the knowledge of Holdings and Borrower, has ever been) a member have been timely filed with the appropriate tax authorities. All such Tax Returns were correct and complete in all material respects. Except as set forth in Section 5.11(g), all Taxes owed by Holdings and any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. No written claim has ever been made by a Governmental Authority in a jurisdiction where Holdings or any of its Subsidiaries does not file Tax Returns that Holdings or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, which claim remains unresolved. There are no Liens on any of the assets of Holdings or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Each of Holdings and its Subsidiaries has withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractors, customer, creditor, stockholder, or other third party and has timely paid all such withheld amounts to the appropriate taxing authorities.

                  (c) None of Holdings or any of its Subsidiaries expects any Governmental Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. Except as set forth in Section 5.11(g), all Taxes due with respect to any completed and settled audit, examination or deficiency action with any taxing authorities for which Holdings or any of its Subsidiaries is or might otherwise be liable have been paid in full. There is no dispute or claim concerning any Tax liability of Holdings or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Holdings or the Borrower has knowledge based upon personal contact with any agent of such authority. To the knowledge of Holdings and Borrower, no issue has arisen in any examination of Holdings or any of its Subsidiaries by any taxing authority that if raised with respect to the same or substantially similar facts in any other tax period not so examined would result in a material deficiency for such other period, if upheld. Schedule 5.11(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of Holdings and its Subsidiaries for taxable periods ended on or after January 1, 1997, that have been audited, and indicates those Tax Returns that currently are the subject of an audit. Holdings has made available to the Purchasers correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Borrower and its Subsidiaries for all taxable period beginning on or after January 1, 1998.

                  (d) Neither Holdings nor any of its Subsidiaries is currently subject to any waiver of any statute of limitations in respect of Taxes or agreement to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Neither Holdings nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Borrower nor any of its Subsidiaries has made any payments, or to their respective knowledge, is obligated to make any payments that will not be deductible under Code Section 280G or Section 162(m). Neither Holdings nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Holdings and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6621 where such understatement would result in a Material Adverse Effect. Except as disclosed in Schedule 5.11(e), neither Holdings nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

                  (f) Schedule 5.11(f) sets forth the following information with respect to each of Holdings and its Subsidiaries (or, in the case of clause (ii) below, with respect to each of the Subsidiaries) as reported for federal income tax purposes as of December 31, 2000: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to Holdings or Subsidiary; and (ii) the amount of any deferred gain or loss allocable to Holdings or any Subsidiary arising out of any deferred intercompany transaction.

                  (g) The unpaid Taxes of Holdings and its Subsidiaries (i) did not, as of the month ended September 2001, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for such month end (rather than in any notes thereto) and (ii) did not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Holdings and its Subsidiaries in filing their Tax Returns.

                  (h) Except as disclosed in Schedule 5.11(h), neither Holdings nor any of its Subsidiaries has any liability for the Taxes of any person or entity other than Holdings and its Subsidiaries (i) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (i) To the knowledge of Holdings and Borrower, for purposes of Code Section 382, immediately prior to the Closing Date the cumulative owner shifts involving 5-percent shareholders and equity structure shifts with respect to Holdings that would be taken into account in measuring whether an ownership change has occurred as of the Closing Date is not greater than 10%.

         5.12 SEC REPORTS; FINANCIAL CONDITION.

                  (a) Holdings has filed all SEC Reports and has made available to the Purchasers each SEC Report. The SEC Reports of Holdings, including, without limitation, any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed in the case of Exchange Act filings, or became effective in the case of Securities Act filings, contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, and at the time they were made, not misleading. No Subsidiary of Holdings is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the Commission or any national securities exchange or quotation service or comparable Governmental Authority.

                  (b) Holdings has furnished the Purchasers with true and complete copies of (i) the audited consolidated balance sheets of Holdings and its Subsidiaries as of December 31, 2000 and December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows, together with the notes thereto, of Holdings and its Subsidiaries for each of the three years ended December 31, 2000, together with the report of Pricewaterhouse Coopers LLP thereon (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited consolidated balance sheet and the preliminary consolidating balance sheet of Holdings and its Subsidiaries, each as of September 30, 2001, and the related unaudited consolidated and preliminary consolidating statements of income, together with the notes thereto, of Holdings and its Subsidiaries for the nine months ended September 30, 2001 (the "INTERIM FINANCIAL STATEMENTS"). The Audited Financial Statements and the Interim Financial Statements, which were provided to the Purchasers, fairly present, in all material respects, the financial position of Holdings and each of its Subsidiaries as of the respective dates thereof, and the results of operations and cash flows of Holdings and each of its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP, consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end and quarterly audit and reserve adjustments, as the case may be. As of the dates of the Financial Statements, neither Holdings nor its Subsidiaries had any obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Audited Financial Statements, to the extent required to be reflected or reserved against in accordance with GAAP. To the knowledge of Borrower and Holdings, the T56 Financial Information is true, complete and correct in all material respects.

                  (c) The As Adjusted Balance Sheet delivered to the Purchasers fairly presents in all material respects the assets and liabilities of Holdings and its Subsidiaries taken as a whole on a consolidated basis as of November 30, 2001, and on an as adjusted basis after taking into account the consummation of the Transaction based on the assumptions set forth therein. The historical information included in the As Adjusted Balance Sheet has been prepared in accordance with GAAP, consistently applied subject to normal year end and quarterly reserve and audit adjustments.

                  (d) The financial projections of Holdings and its Subsidiaries set forth on Schedule 5.12(d) heretofore delivered to the Purchasers (i) are the most current financial projections prepared by Holdings relating to the periods covered thereby, and (ii) are based on assumptions which each Borrower and Holdings believed to be reasonable when made and such assumptions and projections are believed by each of Borrower and Holdings to be reasonable on the date hereof, in light of current conditions and current facts known by them. Neither Holdings nor any of its Subsidiaries has delivered to any Person any similar later dated projections.

         5.13 [Intentionally Omitted]

         5.14 DISCLOSURE.

                  (a) Agreement and Other Documents. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchasers by Holdings and its Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Material Adverse Effects. There is no fact known to the Borrower or Holdings, which has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         5.15 ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Since September 30, 2001, except as (a) set forth on
Schedule 5.15, (b) may result in connection with the consummation of the Transaction, (c) as disclosed in the SEC Filings, or (d) occurring in the ordinary course of business, neither Holdings nor any of its Subsidiaries has
(i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), in excess of $100,000, (iii) discharged or satisfied any Lien (other than Customary Permitted Liens) or incurred or paid any obligation or liability (absolute or contingent), in excess of $100,000, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien (other than Customary Permitted Liens) any of its material assets, tangible or intangible, (vi) sold, assigned or transferred any of its material tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any material patents, trademarks, trade names, copyrights, trade secrets or other intangible assets,
(viii) suffered any material losses of property, or waived any material rights of substantial value, (ix) expended any material amount, granted any bonuses or extraordinary salary increases, (x) entered into any transaction involving consideration in excess of $150,000 or (xi) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate.

                  (b) To the knowledge of the Borrower and Holdings and except as set forth on Schedule 5.15, no material adverse change in the Condition of the Borrower is threatened or reasonably expected to occur. Since September 30, 2001, except as set forth on Schedule 5.15 and except as disclosed in the SEC Filings, there has been no Material Adverse Effect.

         5.16 ENVIRONMENTAL MATTERS. Except as described on Schedule 5.16:

                  (a) The assets and operations of Holdings and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws; there are no Hazardous Materials stored or otherwise located in, on or under any of the property or assets of Holdings or its Subsidiaries, including, without limitation, the soil, substrata, and groundwater, except in material compliance with applicable Environmental Laws; and there have been no releases or threatened releases of Hazardous Materials in, on, under or adjacent to any of the property or assets currently leased by Holdings or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities.

                  (b) None of the property, assets or operations of Holdings or its Subsidiaries is the subject of any investigation by a Governmental Authority evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

                  (c) Neither Holdings nor any of its Subsidiaries has received any notice, claim or demand letter, nor are there pending, threatened or reasonably anticipated, lawsuits, actions or proceedings against any of them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and neither the Borrower nor its Subsidiaries is or was the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the "National Priorities List" or "CERCLIS List" or equivalent state list, (ii) has, or had, any underground storage tanks located thereon for which Holdings or its Subsidiaries is an owner or operator, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or, other than for petroleum chemical substances stored in the ordinary course of business, a petroleum chemical products storage facility.

                  (d) Neither Holdings nor any of its Subsidiaries has any present or contingent liability in connection with the presence either in, on, under, adjacent to, or off the property currently or previously leased at any time after January 1, 1994, or assets currently or previously owned by Holdings or its Subsidiaries of any Hazardous Materials in the environment resulting from the operations of Holdings and its Subsidiaries or for which either Holdings or its Subsidiaries are contractually or legally responsible or any release or threatened release by Holdings or its Subsidiaries of any Hazardous Materials into the environment at any location.

                  (e) The summaries of environmental matters disclosed on
Schedule 5.16 are true and correct as of the Closing Date and include all known material environmental liabilities associated with (i) Holdings, and its Subsidiaries, current or formerly leased properties and (ii) all third party sites where Holdings and its Subsidiaries have been identified as potentially responsible parties under CERCLA or similar state statutes.

         5.17 INVESTMENT BORROWER/GOVERNMENT REGULATIONS. None of Holdings or its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. None of Holdings or its Subsidiaries is subject to regulation under the Public Utility Holding Borrower Act of 1935, as amended, the Federal Power Act, or the Interstate Commerce Act.

         5.18 SUBSIDIARIES.

                  (a) All of the outstanding shares of capital stock of, or other equity interests in, the Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth on Schedule 5.18, as of the Closing Date, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by Holdings or by a wholly owned Subsidiary free and clear of any Liens (other than Customary Permitted Liens). No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

                  (b) Except for the Subsidiaries of Holdings set forth on
Schedule 5.18, Holdings does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and
(ii) except as set forth in Schedule 5.18(b), any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

         5.19 CAPITALIZATION.

                  (a) The authorized capital stock of Holdings as of the date hereof, consists solely of 80,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which 800,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock. As of December 10, 2001, 18,495,990 shares of Common Stock are issued and outstanding, along with 2,912,434 options to purchase shares of Common Stock (whether vested or unvested as of the date hereof). Schedule 5.19 contains the aggregate number of all outstanding options to purchase shares of Common Stock, the weighted average exercise price with respect to such options and the plan or other arrangements pursuant to which such options were issued. Except as set forth in the preceding sentences, as contemplated pursuant to the Transaction, or as set forth on
Schedule 5.19, there are no other shares of capital stock or other equity securities of Holdings issued and outstanding or reserved for issuance. The Mezzanine Equity shall, upon issuance as contemplated hereby, be validly issued, fully paid and nonassessable and shall be free of any preemptive or similar rights. The issuance of the foregoing securities was not done in violation of any preemptive rights in favor of any Person and did not trigger any anti-dilution rights contained in any options, warrants, debentures or other securities or agreements. The issuance of the securities contemplated by the Transaction (including common stock issuable upon conversion of preferred stock pursuant to the Certificates of Designation) will not be subject to preemptive rights in favor of any Person or trigger any anti-dilution rights contained in any options, warrants, debentures or other securities or agreements in effect on the date hereof. To the Knowledge of Holdings or Borrower, all outstanding shares of capital stock have been issued in compliance with the Securities Act and all applicable state securities laws, and no shares of capital stock of Holdings are subject to, nor have any been issued in violation of, any preemptive or similar rights.

                  (b) Except as set forth above in paragraph (a) of this Section 5.19, as contemplated by this Agreement or as set forth on Schedule 5.19, there are outstanding (i) no shares of capital stock or other voting securities of Holdings; (ii) no securities of Holdings convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Holdings;
(iii) no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind to acquire from Holdings, and no obligation of Holdings to issue or sell, any shares of capital stock or other voting securities of Holdings or any securities of Holdings convertible into or exchangeable for such capital stock or voting securities, except as may arise pursuant to the securities to be issued pursuant to the Transaction, and (iv) no equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to Holdings. Except as may arise pursuant to the terms of the securities to be issued pursuant to the Transaction, there are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any shares of Common Stock or any other securities of the type described in clauses (i)-(iv) of the preceding sentence. Except as may arise pursuant to the securities to be issued pursuant to the Transaction or applicable securities laws, there are no restrictions upon the voting or transfer of any share of the capital stock or other voting securities of Holdings pursuant to the Certificate of Incorporation, the Bylaws or other governing documents or any agreement or other instrument to which Holdings is party or by which Holdings is bound other than restricted stock held by certain employees.

         5.20 PRIVATE OFFERING. No form of general solicitation or general advertising was used by Holdings or any of its Subsidiaries, or their respective representatives in connection with the offer or sale of the Securities. Provided that the Purchasers representations and warranties herein are true, no registration of the Securities pursuant to the provisions of the Securities Act or the state securities or "blue sky" laws will be required for the offer, sale or issuance of the Securities pursuant to this Agreement. Borrower and Holdings each agree that neither it, nor anyone acting on its behalf, will offer or sell the Securities or any other security so as to require the registration of the Securities pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws.

         5.21 BROKER'S, FINDER'S OR SIMILAR FEES. Except as set forth on
Schedule 5.21, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the Note Transactions.

         5.22 LABOR RELATIONS. Neither Holdings nor any of its Subsidiaries has committed or has engaged during the last six (6) months in any material unfair labor practice within the meaning of the National Labor Relations Act. Except as set forth in Schedule 5.22, there is (a) no unfair labor practice complaint pending or to the knowledge of Holdings or any of its Subsidiaries threatened against Holdings or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or to the knowledge of Holdings or any of its Subsidiaries threatened against Holdings or any of its Subsidiaries, (c) no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries, and to the knowledge of Holdings no union organizing activities are taking place, and (d) no employment contract with any employee or contract with any individual providing services as an independent contractor of Holdings or any Subsidiary. Holdings and each Subsidiary is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth in Schedule 5.22, neither Holdings, nor any of its Subsidiaries, is a party to any collective bargaining agreement.

         5.23 EMPLOYEE BENEFIT PLANS.

                  (a) Employee Benefit Plans and Liabilities. Neither Holdings nor its Subsidiaries currently sponsors, contributes to, participates in, administers, or has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan (as defined in Section 3(3) of ERISA) ("ERISA BENEFIT PLAN") or other employee benefit arrangement, payment, understanding, agreement, policy or program of any kind whatsoever not subject to ERISA ("NON-ERISA BENEFIT PLAN"), and neither Holdings or its Subsidiaries nor any ERISA Affiliate sponsored, has contributed to, administered, participated in or has incurred any actual or contingent, direct or indirect, liability in respect of any ERISA Benefit Plan that is covered by Title IV of ERISA within the five-consecutive-year period immediately preceding the first day of the year in which the Closing Date occurs, other than those specifically described on Schedule 5.23(a) (collectively, the "PLANS"). Schedule 5.23(a) sets forth all Plans. At no time during such five year period has Holdings or its Subsidiaries or any ERISA Affiliate participated in, contributed to or incurred any liability under a Multiemployer Plan, nor during such period has Holdings or its Subsidiaries or any ERISA Affiliate had an obligation to participate in or contribute to any such Multiemployer Plan. Neither Holdings or its Subsidiaries participated in, contributed or has incurred any liability under a Voluntary Employee Beneficiary Association. No agreement subject to Section 4204 of ERISA has been entered into in connection with the transactions contemplated in this Agreement. There are no outstanding liabilities of

Holdings or its Subsidiaries or any ERISA Affiliate to any ERISA Benefit Plan or Non-ERISA Benefit Plan previously maintained by Holdings or its Subsidiaries or any ERISA Affiliate, and Holdings and its Subsidiaries are not aware of any liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the knowledge of Holdings or its Subsidiaries, threatened against Holdings or its Subsidiaries, an ERISA Affiliate or the Plans which might subject Holdings or its Subsidiaries or any ERISA Affiliate to any material liability. Holdings and its Subsidiaries have delivered or made available to the Purchasers accurate and complete copies of all of the Plans or descriptions of the Plans.

                  (b) Plan Compliance. Except as otherwise set forth in Schedule 5.23(b), Holdings and each of its Subsidiaries is in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, Internal Revenue Service and Commission rules and regulations promulgated thereunder, with respect to all of the Plans, and is not subject to any material liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to the knowledge of Holdings or its Subsidiaries or any ERISA Affiliate, threatened against any fiduciary of the Plans. No Plan, or any fiduciary thereof, is currently the direct subject of an audit, investigation or examination by any Governmental Authority. All of the Plans comply currently, and have complied at all times, both as to form and operation, in all material respects, with their terms and with all Requirements of Law. Each of the Plans maintained by Holdings or any Subsidiary that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) and is intended to be a tax-qualified plan has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of each such determination letter as would adversely affect such qualification in any manner that would result in a Material Adverse Effect (Business point to be raised). All amounts that are currently owing to Plan participants (including, without imitation, former Plan participants), or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the Closing Date or provided for by adequate reserves on the As Adjusted Balance Sheet.

                  (c) Prohibited Transactions. Except as set forth on Schedule 5.23(d), neither Holdings, nor any Subsidiary thereof, has engaged in or knowingly permitted to occur and to Holdings and its Subsidiaries' knowledge, no other party has engaged in or permitted to occur any transaction prohibited by
Section 406 of ERISA or "prohibited transaction" under Section 4975(c) of the Code with respect to any Plan, except for any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Code, which could subject any of the Plans or related trusts or Holdings or any Subsidiary thereof to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code which could have a material adverse effect on the Condition of the Borrower.

                  (d) Miscellaneous. Except as disclosed in Schedule 5.23(d), neither the Borrower, its Subsidiaries, nor any Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Holdings or any of its Subsidiaries, other than continuation coverage required by section 4980B of the Code.

         5.24 PATENTS, TRADEMARKS, ETC. Holdings and its Subsidiaries own or are licensed or otherwise have the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises and other rights, including, without limitation, rights with respect to all software (collectively, the "RIGHTS") developed, owned or licensed by Holdings or its Subsidiaries, being used to conduct their businesses as now operated, except for any such right which the failure to own or possess would not result in, individually or in the aggregate, a Material Adverse Effect. Schedule 5.24 sets forth a complete list of material licenses and other material Contractual Obligations relating to Holdings' and its Subsidiaries' Rights and, to the extent owned by Holdings and its Subsidiaries of registrations of patents, trademarks, service marks and copyrights including any applications therefor in any country constituting such Rights. To the knowledge of Holdings and the Borrower, no Right or product, process, method, substance or other material presently made, imported, sold by or employed by Holdings or any of its Subsidiaries, or which Holdings or any of its Subsidiaries contemplates making, importing, selling or employing, infringes upon the Rights that are owned by others. No litigation is pending and no claim has been made against Holdings or any of its Subsidiaries or, to the knowledge of Holdings, is threatened; (i) contesting the right of Holdings or any of its Subsidiaries to make, import, sell or use any Right or product, process, method, substance or other material presently or currently contemplated to be made, imported, sold by or employed by Holdings or any of its Subsidiaries; (ii) challenging the ownership, inventorship, validity or enforceability of any of the Rights owned or licensed by Holdings or any of its Subsidiaries; (iii) seeking to terminate or otherwise hold Holdings or any Subsidiary in default of any licenses with respect to any of the Rights. Neither Holdings nor any of its Subsidiaries has asserted any claim of infringement, misappropriation or misuse by any Person of any Rights owned by Holdings or any of its Subsidiaries or to which any of them have exclusive use. Except as set forth on Schedule 5.24, to the knowledge of Holdings or the Borrower, no employee or officer and no consultant of Holdings or any of its Subsidiaries has any material proprietary, financial or other interest in any Rights owned or used by Holdings or its Subsidiaries in their businesses. Except as set forth on Schedule 5.24, neither Holdings nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Rights except as may be implied by the sale of goods and neither Holdings nor any of its Subsidiaries has granted any license or other right to use any of the Rights of Holdings or it Subsidiaries, whether requiring the payment of royalties or not. Holdings and its Subsidiaries have taken all reasonable measures to protect and preserve the security, confidentiality and value of their Rights, including trade secrets and other confidential information, including, without limitation, all algorithms, methods, technology or know-how incorporated or embedded in, or underlying, software licensed by Holdings and its Subsidiaries to third parties. All trade secrets and other confidential information of Holdings and its Subsidiaries are not part of the public domain or knowledge, nor to the knowledge of Holdings have they been used, divulged or appropriated for the benefit of any Person other than the Borrower or its Subsidiaries or otherwise to the detriment of Holdings or its Subsidiaries except as pursuant to agreements or obligations protecting their confidentiality. Except as set forth on Schedule 5.24, to the knowledge of Holdings or the Borrower, no employee or consultant of Holdings or its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of his work for Holdings or its Subsidiaries. To the knowledge of Holdings or the Borrower, no patent, invention, device, principle or any statute, law, rule, regulation, standard or code is pending or proposed which would restrict Holdings or any Subsidiary's ability to use any of the Rights that it owns or licenses.

         5.25 POTENTIAL CONFLICTS OF INTEREST. Except as set forth on Schedule
5.25 and except as disclosed in the SEC Filings, no officer or director of Holdings, the Borrower or any Material Subsidiary (other than any director affiliated with any purchaser under the Equity Documents): (a) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, or distributor to Holdings or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Holdings or any of its Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, Holdings or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof and except for such causes of action or claims as would not have, individually or in the aggregate, a Material Adverse Effect.

         5.26 TRADE RELATIONS. Set forth on Schedule 5.26 is a true and correct list of the twenty largest customers of Holdings and its Subsidiaries taken as a whole in terms of aggregate sales during the nine-month period ended September 30, 2001 and year ended December 31, 2000 and any other customers who accounted for more than 3% of such sales, and a list of the suppliers that sold goods, merchandise or services in excess of $5 million to Holdings and its Subsidiaries during the nine-month period ended September 30, 2001 and year ended December 31, 2000. Except as set for on Schedule 5.26, there exists no actual or, to the knowledge of Borrower or Holdings, any threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Holdings, its Subsidiaries or their business with any customer or any group of customers of Holdings or any such Subsidiary, or with any supplier except to the extent any of the foregoing would not have, individually or in the aggregate, a Material Adverse Effect, and to the knowledge of Borrower and Holdings there exists no present condition or state of facts or circumstances that would have a Material Adversely Effect or prevent Holdings or its Subsidiaries from conducting their business after the consummation of the Transaction, in substantially the same manner in which such business has heretofore been conducted.

         5.27 FINANCIAL POSITION. No Material Adverse Effect has occurred in the financial position of Holdings and its Subsidiaries, taken as a whole, on a consolidated basis (including without limitation outstanding Indebtedness) from the consolidated financial position of Holdings and its Subsidiaries set forth on the As Adjusted Balance Sheet.

         5.28 MATERIAL CONTRACTS. Schedule 5.28 lists all Contractual Obligations of Holdings and its Subsidiaries as of the Closing Date, whether written or oral, other than (a) the Transaction Documents, and (b) any Contractual Obligations of Holdings or any Subsidiary that do not extend beyond one year and involve the receipt or payment of not more than $5 million per year (collectively, "Material Contracts"). Each of the Material Contracts required to be set forth on Schedule 5.28 is in full force and effect and is the legal, valid, binding and enforceable agreement of Holdings and such Subsidiary party thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditor's rights generally, and general equitable principles. Neither Holdings nor its Subsidiaries is in default under any Material Contract, nor to the knowledge of the Borrower or Holdings, does any condition exist that with notice or lapse of time or both under any Material Contract would constitute such a default except for such defaults and conditions as would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.28, no approval or consent of any Person is needed for all of the material contracts to continue to be in full force and effect. Except as set forth on Schedule 5.28 or applicable Requirements of Law, there are no Contractual Obligations that limit or restrict the ability of any Subsidiary Guarantor of Borrower to make dividends, distributions or other payments, directly or indirectly to the Borrower or any other Subsidiary Guarantor of the Borrower.

         5.29 INSURANCE. Schedule 5.29 accurately summarizes all of the material domestic insurance policies or programs of Holdings and each Subsidiary in effect as of the date hereof, and indicates the insurer's name, policy number, expiration date, amount of coverage (except for insurance programs which benefit the employees of Holdings and each Subsidiary), type of coverage, annual premiums, exclusions and deductibles (except for insurance programs which benefit the employees of Holdings and each Subsidiary), and also indicates any self-insurance program that is in effect. All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable material Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.08 hereof. All such policies will remain in full force and effect and will not terminate or lapse by reason of any part of the Transaction. Borrower and Holdings do not currently expect any future increase in insurance premiums for the year ended December 31, 2002, to have, individually or in the aggregate, a Material Adverse Effect.

         5.30 PRODUCTS LIABILITY. Except as set forth on Schedule 5.30, there is no action, suit, proceeding, inquiry, or investigation that would have, individually or in the aggregate, a Material Adverse Effect and there is no action, suit, proceeding, inquiry or investigation pending, or, to the knowledge of the Borrower or Holdings, threatened, by or before any Governmental Authority against Holdings or any of its Subsidiaries relating to any product alleged to have been sold by Holdings or any of its Subsidiaries and alleged to have been defective, or improperly designed or manufactured that would have, individually or in the aggregate, a Material Adverse Effect.

         5.31 SOLVENCY. Both before and after giving effect to the Transaction, each of the Borrower and Holdings and each Subsidiary Guarantor, is and will be Solvent.

         5.32 LOCATION OF ASSETS. The chief executive offices of each of Holdings and its Subsidiaries and the books and records of Holdings and its Subsidiaries concerning their accounts (as such term is defined in the Uniform Commercial Code) are located only at the addresses set forth on Schedule 5.32 identified as such, and the only other places of business and locations of assets of Holdings and its Subsidiaries that are not in transit in the ordinary course of business, if any, are the addresses set forth on Schedule 5.32.

         5.33 CHANGE OF CONTROL PAYMENTS. Except as set forth on Schedule 5.33, neither the execution, delivery and performance by the Borrower, Holdings or any of their Subsidiaries of the Note Transaction Documents to which they are a party, nor the consummation of the Transaction (i) shall require any payment by Holdings or any of its Subsidiaries or Affiliates, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement or (ii) cause an "OWNERSHIP CHANGE" under Section 382 of the Code. Except as set forth on
Schedule 5.33, there are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration that will be materially increased, or the vesting of benefits or options to purchase Common Stock which will be accelerated, or severance rights that would be triggered, as a result of the Transaction.

         5.34 FOREIGN ASSETS CONTROL REGULATIONS, ETC. The use of the net proceeds from the sale of the Securities will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

         5.35 MARGIN REQUIREMENTS. No part of the proceeds from the sale of the Securities hereunder will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the sale of the Securities nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

         5.36 GOVERNMENT CONTRACTS. Except as set forth on Schedule 5.36, (a) none of Holdings or any of its Subsidiaries is party to any Contractual Obligation or subject to any Requirement of Law as a result of any conflict of interest by, between or among Holdings, the Borrower, such Subsidiaries or otherwise that would result in the termination of any material Government Contract or that would impose any material limitation on Holdings or such Subsidiary's ability to perform such contract or to continue its business as presently conducted, (b) no payment has been made by Holdings or any of its Subsidiaries, or by any Person authorized to act on their behalf, to any Person in connection with any material Government Contract of Holdings or any such Subsidiary, in violation of applicable United States or foreign procurement laws or regulations, United States criminal or civil laws relating to bribes or gratuities, or in violation of the Foreign Corrupt Practices Act or other Requirements of Law, which violations, individually or in the aggregate, would have a Material Adverse Effect, (c) with respect to each material Government Contract, no termination for convenience or termination for default has occurred within the last five years and no cure notice or show cause notice is currently in effect pertaining to such material Government Contract, (d) none of Holdings or any of its Subsidiaries or any of their respective directors or officers is (or during the last five years has been) under administrative, civil or criminal indictment by any Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to any material Government Contract, (e) there exist (A) no outstanding claims against Holdings or any of its Subsidiaries, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any material Government Contract; and (B) no material disputes between Holdings or any of its Subsidiaries and the United States Government under the Contract Disputes Act or any other Federal statute or between Holdings or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract, (f) none of Holdings or any of its Subsidiaries is (or during the last five years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for United States Government contracting.

                                   ARTICLE 6

                               REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASERS


                  Each Purchaser, severally but not jointly, hereby represents and warrants as to itself as follows:

         6.01 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

         6.02 BINDING EFFECT. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         6.03 NO LEGAL BAR. The execution, delivery and performance of this Agreement by it will not violate any Requirement of Law applicable to it.

         6.04 PURCHASE FOR OWN ACCOUNT. The Securities to be acquired by it pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Securities, under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If the Purchaser should in the future decide to dispose of any of the Securities, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing all of the Securities to the following effect: "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

         6.05 BROKER'S, FINDER'S OR SIMILAR FEES. Except in connection with the Transaction, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the Note Transaction based on any agreement, arrangement or understanding with it or any action taken by it.

         6.06 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENT. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of the Note Transaction.

         6.07 EXISTENCE AND POWER. Each of Purchasers: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and (b) has the power and authority to execute, deliver and perform its obligations under each Note Transaction Document to which it is or will be a party.

         6.08 LITIGATION. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Transaction Documents.

                                   ARTICLE 7

                                 INDEMNIFICATION


         7.01 INDEMNIFICATION. In addition to all other sums due hereunder or provided for in this Agreement, each of Holdings and the Borrower agrees to indemnify and hold harmless the Purchasers and their respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all liabilities, losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and reasonable costs of investigation incurred by an Indemnified Party in any action or proceeding between Holdings (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) (collectively, "LIABILITIES") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of Holdings, Borrower or any of their Subsidiaries in the Note Transaction Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to the Note Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any of the Purchasers, Holdings, any of its Subsidiaries or any holders of equity or indebtedness of Holdings or any of its Subsidiaries or derivative actions brought by any Person claiming through or in Holdings or any Subsidiary's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Transaction Documents, or any Indemnified Party's role in the Transaction; provided, however, that the Borrower or Holdings shall not be liable under this Section 7.01 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Borrower's consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, Borrower and Holdings shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Borrower or Holdings to indemnify for expenses as set forth above, the Borrower and Holdings further agree, jointly and severally, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and reasonable costs of investigation incurred by an Indemnified Party in any action or proceeding between Holdings (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in the Note Transaction Documents.

         7.02 PROCEDURE; NOTIFICATION. Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Borrower or Holdings under this Article 7, notify the Borrower and Holdings in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Borrower and Holdings of any such action shall not relieve the Borrower or Holdings from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the Borrower's or Holdings' forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Borrower and Holdings of the commencement thereof, the Borrower and/or Holdings shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower or Holdings, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Borrower's and Holdings' expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Borrower or Holdings, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Borrower or Holdings be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Borrower and Holdings agree that it will not, without the prior written consent of the respective Purchaser, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the respective Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Borrower and Holdings shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

         7.03 REGISTRATION RIGHTS AGREEMENT. Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or any sales made thereunder.

                                   ARTICLE 8

                              AFFIRMATIVE COVENANTS


                  Until the payment by the Borrower of all principal of and interest on the Notes, each of the Borrower and Holdings hereby covenants and agrees with each of the Purchasers as follows:

         8.01 FINANCIAL STATEMENTS AND OTHER INFORMATION. Holdings shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). The Borrower shall deliver or cause to be delivered to the Purchasers each of the financial statements and other reports described below:

                  (a) Management Reports. As soon as available and in any event within thirty (30) days after the end of each month, the Borrower will deliver or cause to be delivered a management report, in the form submitted contemporaneously herewith to Purchasers, which shall include all earnings packages, preliminary consolidated and consolidating balance sheets and income statements of Holdings and its Subsidiaries consistent with such form.

                  (b) Financial Information. As soon as available and in any event within forty-five (45) days after the end of each quarter, the Borrower shall deliver or cause to be delivered the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such quarter and the related consolidated and consolidating statements of income, and consolidated cash flows for such month and for the period from the beginning of the then current fiscal year of Holdings to the end of such quarter setting forth in each case in comparative form the figures for the previous year and for the most recent budget provided by Holdings and Borrower certified by the principal accounting officer or principal financial officer (or their Chief Financial Officer, to the extent there is one) of Borrower and Holdings as being fairly stated in all material respects (subject to normal year-end audit adjustments) all in the form submitted contemporaneously herewith to Purchasers.

                  (c) Year-End Financial Information. As soon as available and in any event within ninety (90) days after the end of the fiscal year of Holdings, the Borrower shall deliver or cause to be delivered (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and consolidated cash flows for such fiscal year and (ii) a report with respect to the financial statements from PricewaterhouseCoopers LLP or another "Big Five" firm of certified public accountants selected by Holdings and reasonably acceptable to the Purchasers, which report shall be issued pursuant to an audit conducted by such firm of certified public accountants in accordance with GAAP. Such report shall contain an "Unqualified" opinion (as such term is defined in AU Section 508. of the American Institute of Certified Public Accountants Professional Standards).

                  (d) Borrower's Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 8.01(a) and 8.01(b) above, the Borrower shall deliver or cause to be delivered a fully and properly completed compliance certificate in substantially the form provided contemporaneously herewith to Borrower (or in such other form or substance as shall be reasonably satisfactory to the Purchasers) and referred to as a "COMPLIANCE CERTIFICATE") signed by the principal financial or principal accounting officer of Holdings and the Borrower (or Chief Financial Officer, to the extent there is one). Holdings, the Borrower and the Purchasers acknowledge and agree that calculations of covenant compliance, with respect to the financial covenants contained in Article 9 hereof and contained in any such compliance certificate delivered for a month that is not the last month of a fiscal quarter, will be for informational purposes only and shall not measure compliance (or lack of compliance) with such financial covenants.

                  (e) Accountants' Reports. Promptly upon receipt thereof, Holdings shall deliver copies of the reports submitted by Holdings' firm of certified public accountants in connection with any review of the internal control systems of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

                  (f) Projections. No later than thirty (30) days after the end of each fiscal year beginning with the current fiscal year, the Borrower shall prepare and deliver or cause to be prepared and delivered to Purchasers projections of Holdings and its Subsidiaries for the next succeeding fiscal year, on a month to month basis and for the following four (4) fiscal years on a yearly basis, including a consolidated and consolidating balance sheet as at the end of each relevant period, consolidated and consolidating income statements and consolidated statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period.

                  (g) SEC Filings and Press Releases. Promptly upon their becoming available, Holdings shall deliver copies of (i) all Forms 10-K, 10-Q and amendments thereto filed by Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Commission and
(iii) all press releases and other statements made available by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries.

                  (h) Events of Default, Etc. As soon as practicable, and in any event within five Business Days after any senior executive officer of the Borrower or Holdings has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Effect (which shall be deemed to include any Default or Event of Default as such terms are defined in the Senior Credit Agreement) the Borrower or Holdings shall give the Purchasers notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

                  (i) Litigation. Promptly after the commencement thereof, Borrower or Holdings shall give the Purchasers written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting Holdings or any of its Subsidiaries that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of Holdings exposes Holdings or such Subsidiary to liability in an amount aggregating $1,000,000 or more or that, if adversely determined, would have a Material Adverse Effect.

                  (j) Subsidiaries. Not less than fifteen (15) days prior to creating a Subsidiary or acquiring the stock of, or other equity interests in, a Person, such that such Person will become a Subsidiary, Holdings shall notify the Purchasers of Holdings or any of its Subsidiary's intention to create such Subsidiary or acquire such stock or equity interests, and following such notice such Subsidiary will not be created or acquired until Holdings has caused each such Subsidiary which is organized under any state of the United States of America to execute a Guaranty in the form of Exhibit C-2.

                  (k) No Defaults. The Borrower shall deliver or cause to be delivered to the Purchasers concurrently with the delivery of the financial statements referred to in Section 8.01(b), a certificate of the principal accounting officer or principal financial officer of Holdings and the Borrower stating that to his or her knowledge no Default or Event of Default shall have occurred during the period covered thereby, except as specified in such certificate.

                  (l) Other Copies. Copies of all material notices, reports, certificates (including, in any event, borrowing base and compliance certificates) and other information, and any borrowing base reports or other reports as to collateral eligibility or borrowing availability furnished to the Administrative Agent under the Senior Credit Agreement promptly after the same are so furnished.

                  (m) Other Information. With reasonable promptness, the Borrower and Holdings shall deliver such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably required by the Purchasers.

         8.02 PRESERVATION OF CORPORATE EXISTENCE. Holdings shall, and shall cause each of its Subsidiaries to:

                  (a) preserve and maintain its corporate (or, as applicable, limited liability partnership or other entity) existence;

                  (b) conduct its business consistent with past business practices (except as permitted pursuant to Section 9.13), keep its properties in good working order and condition (normal wear and tear excepted) consistent with past business practices, and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are not material or are not obsolete or are being replaced) so that its business operations shall be preserved in all material respects; and

                  (c) file or cause to be filed in a timely manner all material reports, applications, estimates and licenses that shall be required by each Governmental Authority.

         8.03 PAYMENT OF OBLIGATIONS. Holdings shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including without limitation:

                  (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate applicable reserves in accordance with GAAP have been established on the books of Holdings or such Subsidiary; and

                  (b) all lawful claims which Holdings and each of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP have been established on the books of Holdings or such Subsidiary as applicable.

         8.04 COMPLIANCE WITH LAWS. Holdings shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, Contractual Obligations and Permits except where failure to so comply would not, individually or in the aggregate over all such failures, have a Material Adverse Effect.

         8.05 RESERVATION OF SHARES. Holdings shall prior to the Equity Closing Date reserve and keep available out of its authorized capital stock (solely for the purpose of issuance and delivery upon the Equity Closing Date in connection with the issuance of the Mezzanine Equity) the number of shares of Common Stock required to be issued and delivered by Holdings at the Equity Closing Date (the "SHARES"). The Shares shall, when issued or delivered on the Equity Closing, be duly and validly issued and fully paid and non-assessable and not subject to any preemptive or other similar rights.

         8.06 INSPECTION. Until such time as the Notes have been paid in full, within two Business Days notice after written notification of same, Holdings will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchasers to visit and inspect any of their properties, to examine their books of account and records and make copies and extracts therefrom at their expense, and to discuss their affairs, finances and accounts with and to be advised as to the same by their officers and independent public accountants (provided that Holdings or Borrower shall have the right to participate in any discussions with Holdings' or Borrower's public accountants) all at such reasonable times during normal business hours and as often as may be reasonably requested (except that during the continuance of a Default of Event of Default no such notification shall be required); provided, however, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of any Purchaser, including, without limitation, any knowledge obtained by such Purchaser in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights such Purchaser may have under any representation, warranty, covenant, term or agreement under any of the Note Transaction Documents.

         8.07 PAYMENT OF NOTES. The Borrower shall pay the principal of, interest on and other amounts due in respect of, the Notes on the dates and in the manner provided in the Notes.

         8.08 INSURANCE. Holdings and its Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A-" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds customarily carried or maintained by companies of established reputation engaged in similar businesses and in amounts acceptable to Purchasers and will deliver evidence thereof to Purchasers. Without limiting the foregoing, Holdings and its Subsidiaries shall establish no later than two (2) months after the Closing Date and maintain at all times thereafter business interruption insurance in an amount satisfactory to the Purchasers; provided, however, that Holdings shall not be obligated to purchase such insurance in the event that reasonable terms and pricing are not commercially available.

         8.09 BOOKS AND RECORDS. Holdings shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and materially correct entries shall be made in accordance with GAAP of all financial transactions and the assets and business of Holdings and each of its Subsidiaries.

         8.10 USE OF PROCEEDS. The Borrower shall use the gross proceeds from the Equity Sale, the sale of the Securities and the initial borrowings under the Senior Credit Agreement, only as follows: (i) for the payment of fees and expenses incurred in connection with the Transaction, (ii) to repay in full all amounts outstanding under the Existing Credit Agreement, and (iii) to purchase inventory in an amount not less than $70 million from, and make a licensing payment to, Rolls Royce Corporation in an amount not more than $20 million in accordance with the RR Agreement.

         8.11 BOARD OBSERVATION RIGHTS. Holdings shall give each of the Whitney Funds and Blackstone notice of (in each of the same manner as notice is given to directors), and permit one Person designated by each of the Whitney Funds and Blackstone to attend as observer, all meetings of Holdings' Board of Directors and all executive and other committee meetings of the Board of

Directors of Holdings and shall provide to each of the Whitney Funds and Blackstone the same information concerning Holdings and its Subsidiaries, and access thereto, provided to members of Holdings' Board of Directors and such committees. The reasonable travel expenses incurred by any such designee of each of the Whitney Funds and Blackstone and in attending any board or committee meetings shall be reimbursed by Holdings.

                                   ARTICLE 9

                       MAINTENANCE AND NEGATIVE COVENANTS


                  Until the payment in full by Holdings of all principal and interest on the Notes, each of Holdings and the Borrower hereby covenants and agrees with the Purchasers as follows. To the extent capitalized terms used in this Article 9 are not specifically defined herein, such terms shall have the meanings assigned to them in the Senior Credit Agreement in effect on the Closing Date.

         9.01 MAXIMUM LEVERAGE RATIO.

                  Holdings shall maintain a Leverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

        FISCAL QUARTER ENDING             MAXIMUM LEVERAGE RATIO
        ---------------------             ----------------------
          December 31, 2002                     4.75 to 1
            March 31, 2003                      4.50 to 1
            June 30, 2003                       4.00 to 1
          September 30, 2003                    3.75 to 1
          December 31, 2003                     3.50 to 1
            March 31, 2004                      3.50 to 1
            June 30, 2004                       3.50 to 1
          September 30, 2004                    3.25 to 1
   December 31, 2004 and thereafter             3.00 to 1

         9.02 MINIMUM INTEREST COVERAGE RATIO.

                  Holdings shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

                                             MINIMUM INTEREST
        FISCAL QUARTER ENDING                 COVERAGE RATIO
        ---------------------                ----------------
           December 31, 2002                     2.00 to 1
            March 31, 2003                       2.00 to 1
             June 30, 2003                       2.00 to 1
          September 30, 2003                     2.25 to 1
           December 31, 2003                     2.40 to 1
            March 31, 2004                       2.50 to 1
             June 30, 2004                       2.50 to 1
          September 30, 2004                     2.75 to 1
   December 31, 2004 and thereafter              3.00 to 1

         9.03 MINIMUM EBITDA.

                  Holdings shall have, as of the last day of each Fiscal Quarter set forth below, EBITDA for the fiscal periods indicated below ending on such day of not less than the following:

                                                  MINIMUM EBITDA
                                                  --------------
    Fiscal Quarter Ending March 31, 2002           10,800,000
   2 Fiscal Quarters Ending June 30, 2002          22,500,000
 3 Fiscal Quarters Ending September 30, 2002       36,000,000

         9.04 MAINTENANCE OF TANGIBLE NET WORTH.

                  Holdings shall maintain as of the last day of each Fiscal Quarter set forth below a Tangible Net Worth of not less than the minimum amount set forth below opposite such Fiscal Quarter:

                                           MINIMUM TANGIBLE NET
        FISCAL QUARTER ENDING                      WORTH
        ---------------------              --------------------
            March 31, 2002                     140,000,000
            June 30, 2002                      146,000,000
          September 30, 2002                   153,000,000
          December 31, 2002                    155,000,000
            March 31, 2003                     162,500,000
            June 30, 2003                      170,000,000
          September 30, 2003                   177,500,000
          December 31, 2003                    185,000,000
            March 31, 2004                     191,000,000
            June 30, 2004                      197,000,000
          September 30, 2004                   203,000,000
          December 31, 2004                    210,000,000
            March 31, 2005                     217,500,000
            June 30, 2005                      225,000,000
          September 30, 2005                   235,000,000
          December 31, 2005                    245,000,000
            March 31, 2006                     255,000,000
            June 30, 2006                      265,000,000
          September 30, 2006                   275,000,000
          December 31, 2006                    285,000,000

         9.05 CAPITAL EXPENDITURES.

                  Holdings shall not permit Capital Expenditures to be made or incurred during each of the Fiscal Years set forth below to be, in the aggregate, in excess of the maximum amount set forth below for such Fiscal Year:

                                             MAXIMUM CAPITAL
             FISCAL YEAR                       EXPENDITURES
             -----------                     ---------------
                 2002                           7,260,000
                 2003                          12,400,000
                 2004                          12,100,000
                 2005                          12,100,000
                 2006                          12,100,000

                  provided, however, that to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this provision), the difference shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year. Capital Expenditures funded by Reinvestment of Deferred Amounts (as such term is defined in the Senior Credit Agreement as in effect on the Closing Date) and to the extent classified as a Capital Expenditure, amounts paid in a Permitted Acquisition shall be excluded from the calculation of Capital Expenditures for purposes of this Section 9.05.

         9.06 INDEBTEDNESS. Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

                  (a) Indebtedness of Holdings, the Borrower and any Subsidiary Guarantor under the Senior Credit Agreement in an aggregate amount not to exceed the greater of (i) $200 million or (ii) 100% of the Borrowing Base as is then in effect under the Senior Credit Agreement or would be in effect as of such date under the Senior Credit Agreement as in effect on the Closing Date; provided, however, that prior to the first anniversary of the Closing Date, the foregoing shall be limited to $200 million under the Senior Credit Agreement minus any permanent prepayments or reductions of commitments thereunder; and provided, further, that any Indebtedness incurred pursuant to this clause (a) after the first anniversary date of the Closing Date (x) shall be incurred only pursuant to a revolving credit facility or a term loan (which shall be limited to a de minimus amortization of amounts owed in the case of a term loan) and (y) if in an amount described in the foregoing clause (ii) shall not contain covenants less favorable to Holdings, the Borrower or any Subsidiary Guarantor than those contained in this Article 9 unless Holdings and its Subsidiaries offer to amend this Agreement to provide substantially similar covenant protection;

                  (b) Indebtedness (x) under the Canadian Facility not to exceed 6,000,000 Canadian dollars, (y) under the Notes and (z) outstanding on the date of this Agreement (other than under the Senior Credit Agreement and Canadian Facility) and disclosed as existing Indebtedness on Schedule 8.1 to the Senior Credit Agreement as in effect on the Closing Date;

                  (c) Indebtedness under the Australian Facility not to exceed 10,000,000 Australian dollars;

                  (d) provided no Default or Event of Default is then continuing or would result after giving effect thereto, secured Indebtedness in an aggregate outstanding principal amount not exceeding at any time $25,000,000; provided, however, that the proceeds of such Indebtedness shall be used to finance the purchase of rights and inventory under new distribution agreements and Permitted Acquisitions entered into by Borrower or any Subsidiary and (x) such Indebtedness has de minimus amortization payments due prior to the date that is six months after the final maturity date of the Notes, (y) such Indebtedness contains covenants that are no more onerous to Holdings and its

Subsidiaries than those contained herein and (z) such Indebtedness has an overall cost no more onerous than the Note Transaction to Holdings and its Subsidiaries;

                  (e) [Intentionally omitted];

                  (f) Renewals, extensions, refinancings and refundings of Indebtedness permitted under clauses (b)(y) and (b)(z) and this clause (f); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of, and is on terms not materially less favorable to Holdings or such Subsidiary, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

                  (g) Indebtedness arising from intercompany loans (i) from the Borrower to any Subsidiary Guarantor, (ii) from any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (iii) from the Borrower or any Subsidiary Guarantor to any Subsidiary of the Borrower that is not a Subsidiary Guarantor; provided, however, that the investment in the intercompany loan to such Subsidiary is permitted under Section 9.16;

                  (h) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business, in an aggregate amount not to exceed $1,000,000;

                  (i) Capital Lease Obligations and purchase money Indebtedness incurred by Holdings or any of its Subsidiaries to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 9.05 and that the aggregate outstanding principal of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $5,000,000 at any time;

                  (j) unsecured Indebtedness not otherwise permitted under this
Section 9.06; provided, however, that the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed $5,000,000 at any time;

                  (k) any Guaranty Obligation incurred by Holdings or any of its Subsidiaries in respect of Indebtedness that is permitted by this Section 9.06; and

                  (l) to the extent constituting Indebtedness, the Securities issued under the Equity Documents as in existence on the Closing Date.

         9.07 LIMITATION ON LIENS. Holdings will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any Lien of any kind (other than Customary Permitted Liens) against or upon any of their respective properties or assets, whether owned on the date hereof or acquired after the date hereof, or any proceeds therefrom, unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with a Lien equal to (or prior to) such Indebtedness. Notwithstanding the foregoing, this Section 9.07 shall not restrict the following Liens:

                  (a) Liens created pursuant to the Senior Credit Agreement or pursuant to Indebtedness permitted by Section 9.06(d) hereof;

                  (b) Liens existing on the date of this Agreement and set forth on Schedule 8.2 of the Senior Credit Agreement as in effect on the Closing Date;

                  (c) Liens on assets of Aviall Australia Pty Ltd securing obligations under the Australian Facility;

                  (d) Customary Permitted Liens of Holdings and its
Subsidiaries;

                  (e) purchase money Liens granted by Holdings or any Subsidiary of Holdings (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time, on or after the date hereof, of Holdings' or such Subsidiary's acquisition thereof) securing Indebtedness permitted under Section 9.06(i) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

                  (f) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted under Section 9.07(a), (b) or (e) or this clause (f) above, without any change in the assets subject to such Lien;

                  (g) Liens in favor of lessors securing operating leases permitted hereunder; and

                  (h) Liens not otherwise permitted by the foregoing clauses of this Section 9.07 securing obligations or other liabilities (other than Indebtedness of the Borrower) Holdings or any Subsidiary Guarantor; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $2,000,000 at any time.

         9.08 SALE OF ASSETS. Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's stock or stock equivalent (any such disposition being an "ASSET SALE"), except for the following:

                  (a) the sale or disposition of Inventory in the ordinary course of business;

                  (b) the sale or disposition of equipment that has become obsolete or is replaced in the ordinary course of business; provided, however, that the aggregate Fair Market Value of all such equipment disposed of in any fiscal year shall not exceed $1,000,000;

                  (c) the lease or sublease of real property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement;

                  (d) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

                  (e) any Asset Sale to the Borrower or any Subsidiary Guarantor; and

                  (f) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such sale pursuant to this Section 9.08(f), the aggregate consideration received for the sale of all assets sold during any Fiscal Year shall not exceed $20,000,000 and the net cash proceeds from such Asset Sale are applied, within 365 days of such Asset Sale, to permanently prepay Indebtedness or reinvest in the business of Holdings and its Subsidiaries.

         9.09 RESTRICTED PAYMENTS. Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

                  (a) Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor;

                  (b) cash dividends on the Stock of the Borrower to Holdings paid and declared in any Fiscal Year for solely the purpose of funding the following:

                           (i) ordinary operating expenses and scheduled debt service of Holdings; and

                           (ii) payments by Holdings in respect of foreign, federal, state or local taxes owing by Holdings in respect of Holdings and its Subsidiaries, but not greater than the amount that would be payable by the Borrower, on a consolidated basis, if the Borrower were the taxpayer;

                           (iii) payments by Holdings of the rollover fees due pursuant to the Equity Sale and the Notes;

                           (iv) payment by Holdings of dividends in respect of the Permanent Preferred Stock issued pursuant to the Equity Sale made during the Fiscal Years ending December 31, 2006 and December 31, 2007, that do not exceed in aggregate amount for each such Fiscal Year $6,000,000 and $7,000,000, respectively; provided, that after giving effect to each such payment the Leverage Ratio of Holdings is not more than 2.00 to 1; and

                           (v) payment by Holdings of dividends in respect of its outstanding Mezzanine Preferred Stock issued upon conversion of the Bridge Preferred Stock made during the Fiscal Years ending December 31, 2005, 2006 and 2007, that do not exceed in aggregate amount $10,000,000 for each such Fiscal Years; provided, that after giving effect to each such payment the Leverage Ratio of Holdings is not more than 2.0 to 1; and

                  (c) payments by Holdings for the purposes of funding the payments described in clauses (b) (iii), (iv) and (v).

provided, however, that the Restricted Payments described in Sections 9.09(b) and (c) shall not be permitted if an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

         9.10 RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS. Other than pursuant to any agreements governing any Indebtedness or Capital Lease Obligations permitted by Section 9.06(a), (b), (d) or (i) neither Holdings nor the Borrower shall, and shall not permit any of their respective Subsidiaries to, agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower.

         9.11 MARGIN REGULATIONS. Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

         9.12 SALE/LEASEBACKS. Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, enter into any sale and leaseback transaction if, after giving effect to such sale and leaseback transaction, the aggregate fair market value of all properties covered by sale and leaseback transactions would exceed $2,000,000.

         9.13 CHANGE IN NATURE OF BUSINESS. (a) Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof except for substantially similar or related extensions of its business occurring in the ordinary course.

                  (b) Holdings shall not engage in any business or activity other than (i) holding shares in the capital stock of the Borrower and other Subsidiaries, (ii) paying taxes, (iii) preparing reports to Governmental Authorities and to its stockholders, (iv) holding directors and stockholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure and (v) similar activities undertaken in the normal course of business by a holding company.

         9.14 RESTRICTION ON FUNDAMENTAL CHANGES. Except in connection with a Permitted Acquisition, neither Holdings nor the Borrower shall permit any of its Subsidiaries to (a) merge or consolidate with any Person (other than mergers or consolidations of any Loan Party into any other Loan Party (with Borrower being the surviving corporation, if a merger involving Borrower), any Foreign Subsidiary into any other Foreign Subsidiary or any Foreign Subsidiary into any Loan Party (but not any Loan Party into any Foreign Subsidiary), (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division or branch or other unit of operation of any Person, (e) enter into any joint venture or partnership with any Person or (f) acquire or create any Subsidiary unless, after giving effect thereto, such Subsidiary is a Wholly-Owned Subsidiary, the Borrower is in compliance with Section 8.01(j) and the Investment in such Subsidiary is permitted under Section 9.17 hereof.

         9.15 PERMITTED DISTRIBUTION AGREEMENTS.

                  Holdings and Borrower will not, and will not cause or permit any of their respective Subsidiaries to, enter into any distribution or similar agreement with any Person (or any Affiliate of such Person) that provides for the right to distribute new aviation parts manufactured by such Person or Affiliate with a purchase price or commitment to purchase initial inventory and related license fees that would exceed $75,000,000. Nothing contained herein shall be deemed to restrict the purchase of inventory in accordance with or pursuant to any Contractual Obligation in existence as of the date hereof or contemplated pursuant to the Transaction.

         9.16 INVESTMENTS.

                  Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except for the following:

                  (a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3 of the Senior Credit Agreement in effect on the Closing Date;

                  (b) Investments in cash and Cash Equivalents held in a Cash Collateral Account or a Control Account in accordance with the Senior Credit Agreement as in effect on the Closing Date;

                  (c) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of Holdings or the applicable Subsidiary;

                  (d) Investments received in settlement of amount due to Holdings or any of its Subsidiaries effected in the ordinary course of business;

                  (e) Investments (i) by Holdings in the Borrower, the Borrower in any Subsidiary Guarantor or by any Subsidiary Guarantor in the Borrower, Holdings or any other Subsidiary Guarantor, (ii) by Holdings, the Borrower, or any Subsidiary Guarantor in connection with a Permitted Acquisition, (iii) by a Subsidiary of the Borrower that is not a Subsidiary Guarantor in the Borrower or any other Subsidiary of the Borrower; (iv) by Holdings, the Borrower or any Subsidiary Guarantor in a Subsidiary that is not a Subsidiary Guarantor; provided, however, that the aggregate outstanding amount of all such Investments pursuant to this clause (iv) shall not exceed $15,000,000 at any time;

                  (f) loans or advances to employees of Holdings or any of its Subsidiaries in the ordinary course of business; provided, however, that the aggregate principal amount of all such loans and advances shall not exceed $1,000,000 at any time;

                  (g) Investments constituting Guaranty Obligations permitted by
Section 9.06;

                  (h) Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $5,000,000 at any time; and

                  (i) Investments constituting payments relating to distribution or similar agreements to the extent permitted by Section 9.15.

         9.17 TRANSACTIONS WITH AFFILIATES. Neither Holdings nor the Borrower shall, and neither shall permit any of its Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not a Subsidiary of the Borrower, (d) repay any Indebtedness to any Affiliate of the Borrower that is not a Subsidiary of the Borrower or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, in each case,
(i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or such Guarantor as would be obtained in a comparable arm's length transaction with a Person not an Affiliate, (ii) salaries and other director and employee compensation to officers or directors of the Borrower or any of its Subsidiaries commensurate with current compensation levels as reasonably adjusted from time to time and (iii) dividends and fees permitted by the terms hereof and the transactions contemplated by this Agreement, the Senior Credit Agreement and the Equity Documents.

         9.18 COMPLIANCE WITH ERISA. Neither Holdings nor the Borrower shall cause or permit to occur, and neither shall permit any of its Subsidiaries or ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate over all such ERISA Events.

                                   ARTICLE 10

                                   PREPAYMENT


         10.01 OPTIONAL PREPAYMENT. The Borrower may prepay outstanding principal (together with accrued interest) on the Notes in accordance with the "Optional Prepayment" provisions set forth in the Notes.

         10.02 MANDATORY PREPAYMENT. The Borrower shall prepay outstanding principal (together with accrued interest) on the Notes in accordance with the "MANDATORY PREPAYMENT" provisions set forth in the Notes.

                                   ARTICLE 11

                                  MISCELLANEOUS


         11.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers, acceptance of the Securities and payment therefor, or termination of this Agreement.

         11.02 TERMINATION. Prior to Closing, this Agreement may be terminated:

                  (a) by mutual written consent of all parties hereto;

                  (b) by either Purchasers or Holdings if the Closing shall not have occurred on or prior to December 31, 2001, provided that the terminating party is not in breach hereof.

                  In the event of termination of this Agreement prior to Closing for any reason, Purchasers shall be promptly reimbursed by wire transfer of immediately available funds to an account designated by Purchasers for the reasonable out-of-pocket fees and expenses incurred by Purchasers in connection with the Note Transaction, including, but not limited to, fees and expenses of legal counsel, accounting and consulting fees and disbursements and travel and other expenses reasonably incurred in connection with the preparation of this Agreement and the other out-of-pocket expenses incurred by the Purchasers in connection with the Note Transaction. In addition, Whitney Funds shall be entitled to their transaction fee owing pursuant to that certain letter of intent between Holdings and Whitney & Co. dated December 2, 2001.

         11.03 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

                        (a)      if to WMF, Whitney DF or Whitney LLC:

                                  c/o Whitney & Co.
                                  177 Broad Street
                                  Stamford, Connecticut  06901
                                  Telecopier No.: (203) 973-1422
                                  Attention:    Mr. Michael Salvatore
                                                James H. Fordyce
                                                Joseph D. Carrabino, Jr.
                                                James A. Feeley III

                                  with a copy to:

                                  Chadbourne & Parke, LLP
                                  30 Rockefeller Plaza
                                  New York, NY  10112
                                  Telecopier No.: (212) 541-5369
                                  Attention:    Thomas Meriam

                        (b)       if to Blackstone Partners:

                                  The Blackstone Mezzanine Group
                                  345 Park Avenue
                                  New York, NY  10154
                                  Attention:    Sal Gentile
                                  Telecopier No.: (212) 583-5482

                        (c)       if to Blackstone Holdings:

                                  The Blackstone Group
                                  345 Park Avenue
                                  New York, NY  10154
                                  Attention:    Sal Gentile
                                  Telecopier No.: (212) 583-5482

                        (d)       if to Carlyle:

                                  The Carlyle Group
                                  520 Madison Avenue
                                  41st Floor
                                  New York, New York  10022
                                  Attention:  Michael Zupon
                                              David Waxman

                        (e)       if to Oak Hill:

                                  Oak Hill Securities Fund, L.P.
                                  Park Avenue Tower
                                  65 East 55th Street
                                  New York, NY  10022
                                  Attention:  Scott Krase

                        (f)       if to Lerner Enterprises:

                                  Oak Hill Asset Management, Inc.
                                  Park Avenue Tower
                                  65 East 55th Street
                                  32nd Floor
                                  New York, NY  10022
                                  Attention:  Megan McCann

                                  And to:

                                  Lerner Enterprises
                                  11501 Huff Court
                                  Kensington, Maryland  20895-1094
                                  Attention:  Margaret Mekenie

                        (g)       if to P & PK Limited Partnership:

                                  Oak Hill Asset Management Inc.
                                  Park Avenue Tower
                                  65 East 55th Street
                                  32nd Floor
                                  New York, New York  10022
                                  Attention:  Megan McCann

                        (h)       if to the Borrower:

                                  Aviall Services, Inc.
                                  2750 Regent Boulevard
                                  DFW Airport, TX  75261
                                  Telecopier No.: (972) 586-1010
                                  Attention:  Jeffrey J. Murphy

                                  with a copy to:

                                  Haynes and Boone, LLP
                                  901 Main Street, Suite 3100
                                  Dallas, TX  75202
                                  Telecopier No.: (214) 200-0676
                                  Attention:  Janice V. Sharry

                        (i)       if to Holdings:

                                  Aviall, Inc.
                                  2750 Regent Boulevard
                                  DFW Airport, TX  75261
                                  Telecopier No.: (972) 586-1010
                                  Attention:  Jeffrey J. Murphy

                                  with a copy to:

                                  Haynes and Boone, LLP
                                  901 Main Street, Suite 3100
                                  Dallas, Texas  75202
                                  Telecopier No.: (214) 200-0676
                                  Attention:  Janice V. Sharry

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

         11.04 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchasers may assign any of their respective rights under any of the Note Transaction Documents to any Person and any holder of the Notes or the Mezzanine Equity may assign, in whole or in part, the Notes or Mezzanine Equity to any Person. Neither the Borrower nor Holdings may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchasers, and any such purported assignment by Holdings without the written consent of the Purchasers shall be void and of no effect. Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Note Transaction Documents.

         11.05 AMENDMENT AND WAIVER.

                  (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                  (b) No amendment, supplement or modification of or to any provision in this Agreement or any of the Notes, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

                  (c) Any (i) amendment, supplement or modification hereto or to any of the Notes, (ii) consent hereunder or under any of the Notes or (iii) waiver of any provision (collectively, "MODIFICATION") of this Agreement or of any of the Notes shall be effective as to all holders of the Notes if given pursuant to a written agreement signed by the Borrower, Holdings and the holders of at least a majority of the principal amount of the Notes then outstanding (the "REQUISITE NOTEHOLDERS"); provided, however, that no Modification with respect to this Agreement or any of the Notes shall (1) decrease or forgive the principal of such Note, (2) extend the originally scheduled time of payment of the principal of such Note or the time of payment of interest on such Note, (3) reduce, directly or indirectly, the rate of interest or amount of premium payable on such Note, (4) permit any subordination of the principal or interest of such Note, (5) release any Guarantor from any of its obligations under any of the Guarantees or (6) amend, modify, or alter the provisions of Section 2(f) of the Notes in a manner materially adverse to a holder of Notes, without the prior written consent of the holder of each Note affected thereby.

                  (d) Any amendment, supplement or modification of or to any provision of this Agreement or any Note, any waiver of any provision of this Agreement or any Note, and any consent to any departure by any party from the terms of any provision of this Agreement or any Note made or given in conformity herewith, shall (i) apply to all of the parties hereto and their successors and assigns and (ii) be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

         11.06 SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         11.07 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         11.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

         11.09 DETERMINATIONS, REQUEST OR CONSENTS. Subject to the provisions of
Section 11.04, all determinations, requests, consents, waivers or amendments to be made by the Purchasers in their respective opinions or judgments or with their approval or otherwise pursuant to the Note Transaction Documents shall be made with respect to the Notes, by the holder of such Note and (ii) with respect to the Mezzanine Equity by the holder of such Mezzanine Equity.

         11.10 JURISDICTION, JURY TRIAL WAIVER, ETC.

                  (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE MEZZANINE EQUITY OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN
SECTION 11.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

                  (b) EACH OF HOLDINGS AND ITS SUBSIDIARIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE MEZZANINE EQUITY OR ANY OF THE OTHER NOTE TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF HOLDINGS AND ITS SUBSIDIARIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF WHITNEY DF, WMF, BLACKSTONE, CARLYLE OR OAK HILL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT WHITNEY DF, WMF, BLACKSTONE, CARLYLE OR OAK HILL WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND
(II) ACKNOWLEDGES THAT WHITNEY DF, WMF, BLACKSTONE, CARLYLE AND OAK HILL HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE TRANSACTION DOCUMENTS TO WHICH THEY ARE PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

         11.11 SEVERABILITY. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

         11.12 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

         11.13 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto, the other Note Transaction Documents, and the letter agreement dated as of December 21, 2001 from Holdings to the Purchasers and the Confidentiality Agreements referred to in Section 11.20 hereof are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Note Transaction Documents and the letter agreement dated as of December 21, 2001 from Holdings to the Purchasers supersede all prior agreements and understandings between the parties with respect to such subject matter, except the Confidentiality Agreements set forth in Section 11.20 hereof.

         11.14 CERTAIN EXPENSES. Holdings and the Borrower, jointly and severally, agree to pay the expenses of the Purchasers for all fees, costs and expenses, including, without limitation, the reasonable fees, costs and expenses of Chadbourne & Parke LLP, incurred in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement or any other Note Transaction Document or documents relating to the Note Transaction (including, without limitation, a response to a request by Holdings or the Borrower for the Purchasers' consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents.

         11.15 PUBLICITY. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding the foregoing, the Purchasers and their Affiliates may list the name and logo of Holdings and the Borrower, and describe their business in their marketing materials and may post such information on their website.

         11.16 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Purchasers of a portion of the Securities to a Person not currently a party hereto.

         11.17 OBLIGATIONS OF THE PURCHASERS. Each Purchaser's obligations and the obligations of Holdings and the Borrower hereunder are subject to the execution and delivery of this Agreement by the other Purchasers. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts or omissions of any other Purchaser.

         11.18 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Transaction Document, this Agreement or such other Note Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Transaction Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, any Purchaser shall limit, modify or affect the representations set forth in Article 5 of this Agreement or the right of any Purchaser to rely thereon.

         11.19 PAYMENT FOR CONSENT. None of Holdings, the Borrower or any Affiliate of Holdings or the Borrower shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Purchaser or subsequent holder of a Note for or as an inducement to any consent, waiver, or amendment of any terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid to all holders of Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

         11.20 CONFIDENTIALITY. Without limiting the Purchasers' obligations under the Confidentiality Agreement dated as of October 25, 2001 with Whitney & Co., the Confidentiality Agreement dated as of October 26, 2001 with Carlyle, and the Confidentiality Agreement dated as of November 2, 2001 with Blackstone Mezzanine Advisors, LP, each of the Purchasers agrees to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of the same nature and in accordance with safe and sound commercial practices, any non-public information supplied to it by Holdings or any of its Subsidiaries pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to such Purchaser; provided that nothing herein shall limit the disclosure of such information (a) after such information shall have become public other than through a violation of this Section 11.20, (b) to the extent required pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule or other legal requirement promulgated or impose by a court or by a judicial, regulatory, self-regulatory or legislative body, organization, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, without limitation, in response to oral questions, interrogatories or request for information or documents), (c) to counsel, auditors or accountants for any of the Purchasers, (d) to any Governmental Authority having jurisdiction over any of the Purchasers (provided prior notice is given to Holdings to the extent reasonably practicable), (d) to any other Purchaser, (f) in connection with any litigation to which any one or more of the Purchasers is a party, or in connection with the enforcement of rights or remedies hereunder or under any of the Note Transaction Documents, (g) to a Subsidiary or Affiliate, by provisions substantially similar to this
Section 11.20, (h) to any assignee or participant (or prospective assignee pursuant to Section 11.04 that agrees to be bound by the terms hereof), or (i) with the consent of Holdings. Each of the Purchasers agrees that it will not buy, sell, trade or otherwise dispose of any Common Stock of Holdings during any period that Holdings has instructed its directors, officers and employees that any trading is prohibited, provided that such Purchaser has received notice in the same manner as the directors, officers and employees of Holdings. Each of the Purchasers agrees that it will not cause, induce or recommend to any of its Restricted Affiliates to buy, sell, trade or otherwise dispose of any Common Stock of Holdings during any period that Holdings has instructed its directors, officers and employees that any trading is prohibited, provided that such Purchaser has received notice in the same manner as directors, officers and employees of

Holdings. If any of The Whitney Group or Blackstone Partners shall have notified Holdings that it waives the right to (i) have a designee under Section 8.11 and
(ii) access to the information provided to such designee thereunder and to the Purchaser as set forth herein, then the three preceding sentences of this
Section 11.20 shall cease to apply to such person for a period beginning on the date that is fifteen (15) days following delivery of such notice to Holdings until a date on which such Person notifies Holdings that they have completed any contemplated transaction in Holdings' Common Stock and reinstate their rights under Section 8.11. "Restricted Affiliate" means, with respect to any Person, any Affiliate to whom such Person has disclosed confidential non public information regarding Holdings or any of its Subsidiaries provided that such Affiliate will cease to be a Restricted Affiliate at the time such information ceases to be both non public and material.

         11.21 PRIOR NOTIFICATION. Unless prohibited by applicable law or court order, each of the Purchasers shall, prior to disclosure thereof, notify Holdings of any request for disclosure of any confidential non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Purchaser by such governmental agency) or pursuant to legal process, and shall consult with Holdings on the advisability of taking legally available steps to resist or narrow any such request. In the event that such steps are not available or effective, or are deemed inadvisable by counsel to such Purchaser (which may be in-house counsel to such Purchaser), as the case may be, or in the event that Holdings waives compliance with the provisions of this Section 11.21, such Purchaser, and/or its respective representatives, as the case may be, may disclose to any tribunal only the portion of such non-public information which it is advised by counsel (which may be in-house counsel to such Person) is legally required to be disclosed, and shall exercise reasonable efforts to obtain assurances that confidential treatment will be accorded such non-public information. Such Purchaser shall be entitled to reimbursement from Holdings for expense incurred by it, including the fees and expense of counsel, in connection with any action taken pursuant to this Section 11.21.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                              AVIALL SERVICES, INC.

                              By:      /s/ Paul E. Fulchino
                                       -----------------------------------------
                                       Paul E. Fulchino
                                       Chairman, CEO and President

                              AVIALL, INC.

                              By:      /s/ Paul E. Fulchino
                                       -----------------------------------------
                                       Paul E. Fulchino
                                       Chairman, CEO and President

                              J. H. WHITNEY MEZZANINE FUND, L.P.

                              By:      Whitney GP, L.L.C.,
                                       Its General Partner

                              By:      /s/ David J. O'Brian
                                       -----------------------------------------
                                       David J. O'Brian
                                       Chief Financial Officer

                              WHITNEY PRIVATE DEBT FUND, L.P.

                              By:      Whitney Equity Partners V, LLC,
                                       Its General Partner

                              By:      /s/ David J. O'Brian
                                       -----------------------------------------
                                       David J. O'Brian
                                       Chief Financial Officer

                              WHITNEY LIMITED PARTNER HOLDINGS, LLC

                              By:      /s/ David J. O'Brian
                                       -----------------------------------------
                                       David J. O'Brian
                                       Chief Financial Officer

                              BLACKSTONE MEZZANINE PARTNERS L.P.

                              By:      /s/ Salvatore Gentile
                                       -----------------------------------------
                                       Salvatore Gentile
                                       Managing Director

                              BLACKSTONE MEZZANINE HOLDINGS L.P.

                              By:      /s/ Salvatore Gentile
                                       -----------------------------------------
                                       Salvatore Gentile
                                       Managing Director

                              CARLYLE HIGH YIELD PARTNERS, L.P.

                              By:      /s/ Mike Zupon
                                       -----------------------------------------
                                       Mike Zupon
                                       Managing Director

                              OAK HILL SECURITIES FUND, L.P.

                              By: Oak Hill Securities GenPar, L.P., its General Partner

                              By:      Oak Hill Securities MGP, Inc., its
                                       General Partner

                              By:      /s/ Scott Krase
                                       -----------------------------------------
                                       Scott Krase
                                       Vice President

                              OAK HILL SECURITIES FUND II, L.P.

                              By: Oak Hill Securities GenPar II, L.P., its General Partner

                              By: Oak Hill Securities MGP II, Inc., its General Partner

                              By:      /s/ Scott Krase
                                       -----------------------------------------
                                       Scott Krase
                                       Vice President

                              LERNER ENTERPRISES, L.P.

                              By:      Oak Hill Asset Management, Inc., as
                                       advisor and attorney-in-fact to Lerner
                                       Enterprises, L.P.

                              By:      /s/ Scott Krase
                                       -----------------------------------------
                                       Scott Krase
                                       Vice President

                              P & PK LIMITED PARTNERSHIP

                              By:      Oak Hill Asset Management, Inc., as
                                       advisor and attorney-in-fact to P & PK
                                       Limited Partnership

                              By:      /s/ Scott Krase
                                       -----------------------------------------
                                       Scott Krase
                                       Vice President